Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of

June 27, 2025

by and among

ASSET ENTITIES INC.,

ALPHA MERGER SUB, INC.

and

STRIVE ENTERPRISES, INC.

i

Exhibits

Exhibit A-1	Company A&R Articles of Incorporation
Exhibit A-2	Company A&R Bylaws
Exhibit B-1	Surviving Company Articles of Incorporation
Exhibit B-2	Surviving Company Code of Regulations
Exhibit C	Stockholders Agreement Term Sheet

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 27, 2025 by and among Asset Entities Inc., a Nevada corporation (the “Company”), Alpha Merger Sub, Inc., an Ohio corporation and a wholly owned Subsidiary of the Company (“Merger Sub”), and Strive Enterprises, Inc., an Ohio corporation (“Parent”).

W I T N E S S E T H

WHEREAS, each of the parties hereto previously entered into, on May 6, 2025 (the “Original Agreement Date”), an Agreement and Plan of Merger (the “Original Agreement”);

WHEREAS, each of the parties hereto desires to, effective as of the date hereof, amend and restate the Original Agreement in its entirety as set forth herein;

WHEREAS, the respective board of directors of the Company (the “Company Board”) and Merger Sub, and the board of directors of Parent (the “Parent Board”), have each unanimously adopted, approved and declared advisable this Agreement pursuant to which, among other things, the Company would acquire Parent by means of a merger of Merger Sub with and into Parent, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Closing, Parent intends to sell or otherwise dispose of or wind- down its wealth management business, on such terms and subject to such conditions as may be determined by Parent in its sole discretion (the “Pre-Closing Reorganization”);

WHEREAS, the parties hereto intend for the transactions described in this Agreement to qualify for their Intended Tax Treatment (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain holders of Company Common Stock are entering into an amended and restated voting and support agreement with Parent (the “Support Agreement”), pursuant to which each such Person has agreed, on the terms and subject to the conditions set forth therein, to, (a) among other things, vote all of their respective voting shares in the Company in favor of the approval of this Agreement and the Transactions and certain other matters in connection with the Transactions as contemplated thereby and (b) in the case of the holder of Company Class A Common Stock, to waive all dissenter’s or appraisal rights such holder may have (if any) relating to this Agreement, the Merger or the Transactions and to convert all such Person’s shares of Company Class A Common Stock (which entitles the holder thereof to more than one vote per share) to Company Class B Common Stock with one vote per share effective after receipt of the Company Stockholder Approval and prior to the Effective Time (the “High Vote Stock Conversion”); and

WHEREAS, at Closing, Parent and the Company will enter into a (a) stockholders’ agreement (the “Stockholders Agreement”) and (b) registration rights agreement (the “Registration Rights Agreement”), in each case of clauses (a)-(b), in accordance with and as contemplated by Section 8.11.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains terms with respect to confidentiality and use that in all material respects are no less restrictive or otherwise more favorable to the Company’s counterparty or Parent’s counterparty, as applicable, thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, a Company Acquisition Proposal or proposal for a Parent Alternative Transaction Proposal, as applicable, or taking any other similar action, or otherwise contain any standstill or similar provision).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control with” have correlative meanings; provided that no securityholder of Parent (or any Person controlled by any such securityholder (other than Parent and its Subsidiaries)) will be deemed to be an Affiliate of Parent or any of its Subsidiaries.

“Aggregate Merger Consideration Share Number” means the aggregate number of shares of Company Consideration Stock that would need to be issued to the holders of Parent Stock in respect thereof, together with the number of shares of Company Common Stock underlying the (i) Parent RSUs (solely to the extent vested) and (ii) Parent RSAs (solely to the extent vested), in each case of clauses (i) and (ii), assumed by the Company or converted into or substituted for Company RSUs or Company RSAs, as applicable, in accordance with the terms of this Agreement, in each case, as of or in connection with the Effective Time in accordance with the terms of this Agreement, to result in such holders (together with the holders of such Parent RSUs and Parent RSAs) then holding 94.2% of the Pro Forma Share Total.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 or any other Applicable Law related to bribery or corruption.

“Applicable Date” has the meaning set forth in Section 4.07(a).

“Applicable Law” means, with respect to any Person, any domestic, foreign, international, federal, state or local law (statutory, common or otherwise), act, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, statute or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Appraisal Shares” has the meaning set forth in Section 2.05.

“Asset Management Business” means all of Parent’s businesses, including its investment management businesses (which include its exchange-traded fund (ETF), direct indexing, model portfolio, collective investment trust (CIT), and pooled employer plan offerings), but excluding Parent’s wealth management business; provided that client assets originating from the wealth management business and currently invested in Parent’s direct indexing strategy will continue to be managed within, and be part of, the Asset Management Business.

“Burdensome Condition” has the meaning set forth in Section 8.01(b).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Certificate of Merger” has the meaning set forth in Section 2.02(c).

“Certificates” has the meaning set forth in Section 2.07(a).

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Commodity Exchange Act” means the U.S. Commodity Exchange Act.

“Company A&R Articles of Incorporation” means the amended and restated articles of incorporation of the Company to be adopted and approved in accordance with this Agreement, in the form attached hereto as Exhibit A-1, which, among other things, will provide that the Company’s low vote common stock currently designated as “Class B Common Stock” be designated as “Class A Common Stock” (and continue to be low vote stock) and the Company’s high vote common stock currently designated as “Class A Common Stock” be designated “Class B Common Stock” (and continue to be high vote stock) (the “Redesignation”). For the avoidance of doubt, the Company A&R Articles of Incorporation will not include the Certificate of Designation of Series A Convertible Preferred Stock of the Company, filed with the Nevada Secretary of State on May 24, 2024, as amended by the Certificate of Amendment to Designation filed with the Nevada Secretary of State on June 14, 2024, as amended by the Certificate of Amendment to Designation filed with the Nevada Secretary of State on September 4, 2024 at 9:58 AM Pacific Time, as amended by the Certificate of Amendment to Designation filed with the Nevada Secretary of State on September 4, 2024 at 11:38 AM Pacific Time, as amended by the Certificate of Amendment to Designation filed with the Nevada Secretary of State on January 22, 2025, and as may be further amended, modified, supplemented or restated from time to time, which Certificate of Designation shall be of no further force or effect from and after the effectiveness of the Company A&R Articles of Incorporation.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party inquiry, offer or proposal, relating to (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self- tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries or (iii) a merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.03(a).

“Company Affiliate Transaction” has the meaning set forth in Section 4.25.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s report on Form 10-K for the annual period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means December 31, 2024.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.02(b).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Class A Common Stock” has the meaning set forth in Section 4.05(a).

“Company Class B Common Stock” has the meaning set forth in Section 4.05(a).

“Company Common Stock” has the meaning set forth in Section 4.05(a).

“Company Consideration Stock” means the Class B Common Stock (as will be defined in the Company A&R Articles of Incorporation, which for the avoidance of doubt is high vote common stock).

“Company Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, storage, sharing, distribution, transfer, disclosure, security, protection, destruction, disposal or other processing of Personal Data (whether in electronic or any other form or medium) or privacy, security or security breach notification requirements, in each case applicable to the Company and its Subsidiaries in relation to the conduct of the Company’s business: (a) the Company’s own published or otherwise publicly disclosed rules, policies and procedures; (b) all Applicable Laws; (c) binding industry standards applicable to the industry in which the Company’s business operates; and (d) Contracts into which the Company and its Subsidiaries have entered or by which they are otherwise bound.

“Company Disclosure Schedule” means the amended and restated disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

“Company Financial Statements” has the meaning set forth in Section 4.08.

“Company Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Intervening Event” has the meaning set forth in Section 6.03(e)(ii).

“Company IT Assets” means any and all IT Assets owned or controlled by or licensed or leased to (or purported to be owned or controlled by or licensed or leased to) the Company or any of its Subsidiaries.

“Company Leased Real Property” has the meaning set forth in Section 4.14(b).

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the condition (financial or otherwise), assets, business or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform any of its obligations pursuant to this Agreement or any other Transaction Agreement and consummate the Transactions, excluding, solely in the case of clause (a) above, any effect resulting directly or indirectly from (i) changes in the general economic, political, financial, capital, credit or securities markets conditions in the United States not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (ii) pandemics, epidemics, or other public health events (including COVID- 19 and any variants), (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such the Company and its Subsidiaries operate.

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case that is sponsored, maintained, administered or contributed to or entered into by the Company or any of its Subsidiaries, or in respect of which the Company or any of its Subsidiaries has any liability (contingent or otherwise), other than any such plan or agreement that is implemented, administered or operated by any Governmental Authority.

“Company Permitted Liens” means (i) Liens expressly disclosed on the Company Balance Sheet or notes thereto or securing liabilities expressly reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith pursuant to appropriate Proceedings and for which adequate reserves have been expressly established on the Company Financial Statements in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith pursuant to appropriate Proceedings, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Company Real Property, which would not be violated by the current or planned use or occupancy of such Company Real Property or the operation of the business conducted thereon, (v) any matters of record, Liens and other imperfections of title that would not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company as currently conducted or planned to be conducted and (vii) Liens disclosed on Section 1.01(a) of the Company Disclosure Schedule.

“Company Preferred Stock” has the meaning set forth in Section 4.05(a).

“Company Real Property Lease” has the meaning set forth in Section 4.14(c).

“Company Related Parties” has the meaning set forth in Section 12.04(d).

“Company RSA” has the meaning set forth in Section 2.04(b).

“Company RSU” has the meaning set forth in Section 2.04(a).

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(c).

“Company Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, $0.0001 par value per share, of the Company.

“Company Service Provider” means an employee, officer, director or other individual service provider of the Company.

“Company Software” means any and all proprietary Software owned or purported to be owned by the Company or any of its Subsidiaries that is developed or under development, used, distributed, licensed, sold or otherwise made available by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the approval at the Company Stockholders Meeting of (a) the Stock Issuance (and the issuance of Company Capital Stock pursuant to any Financing by the Company, including the PIPE Financing), by the vote of the holders of a majority of the shares of Company Common Stock having voting power present in person or represented by proxy at the Company Stockholders Meeting and (b) the Organizational Documents Amendments, by the affirmative vote of holders of shares of capital stock of the Company representing a majority of the voting power of the outstanding shares of Company Common Stock.

“Company Stockholders Meeting” has the meaning set forth in Section 6.02(a).

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(c).

“Company Superior Proposal” has the meaning set forth in Section 6.03(e)(i).

“Company Tax Group” has the meaning set forth in Section 4.17(j).

“Company Warrants” means the warrants exercisable to purchase Company Class B Common Stock.

“Confidentiality Agreement” has the meaning set forth in Section 8.07(b).

“Continuing Company Director” one member of the Company Board designated by the Company and acceptable to Parent.

“Contract” means any agreement, commitment, lease, sublease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation.

“D&O Insurance” has the meaning set forth in Section 6.12(c).

“Dissenter’s Rights Statutes” means NRS 92A.300 through 92A.500, including any and all relevant definitions under the NRS relating thereto.

“Effective Time” has the meaning set forth in Section 2.02(c).

“End Date” has the meaning set forth in Section 11.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any and all Applicable Laws concerning public or worker health or safety, pollution, or the protection of the environment or natural resources.

“Equity Security” means (a) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting (including voting debt) or non-voting security or other ownership interest, (b) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, or is derivative of the value of, the issuing entity (including any “profits interests”), (c) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, contingent value right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to, purchase or otherwise acquire any of the foregoing interests in clauses (a)-(c) or any other equity security, (d) any security that is derivative of, or provides economic benefits based, directly or indirectly, on the value or price of any of the foregoing and (e) any security directly or indirectly convertible into, or exercisable or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who was at any relevant time considered a single employer with the Company or any of its Subsidiaries under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Agent” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” has the meaning set forth in Section 2.03(a).

“Financial Advisor Opinion” has the meaning set forth in Section 4.23.

“Financing(s)” means any debt or equity financing (however implemented, including by way of a merger with any other Person) obtained by Parent or, at Parent’s direction, the Company in connection with the Transactions, including the PIPE Financing.

“Financing Documents” means any underwriting agreement, purchase agreement, placement agreement, credit agreement, indenture or any other definitive agreement entered into by any Financing Source, on the one hand, and Parent or any of its Affiliates, on the other, in connection with the Financing.

“Financing Related Proceeding” has the meaning set forth in Section 12.13(a).

“Financing Source” means each Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Financing, or has otherwise entered into any agreement with Parent or any of its Affiliates (or, at Parent’s direction, the Company or its Affiliates) in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Financing and the respective successors and permitted assigns of the foregoing.

“Financing Sources Related Parties” means the Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees and Representatives of any of such Financing Sources or any such Affiliates.

“Form S-4” has the meaning set forth in Section 8.02(a).

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or Nasdaq or any self-regulatory organization or any public or private arbitrator.

“Governmental Authorization” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, designation or similar rights issued, granted or obtained by or from any Governmental Authority.

“Hazardous Substances” means any substance, material, chemical, pollutant or waste regulated by, or pursuant to which liability or standards of conduct may be imposed under, any Environmental Law on account of their toxic or hazardous properties, including petroleum products or byproducts, asbestos, radiation, lead, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“High Vote Stock Conversion” has the meaning set forth in the Recitals.

“High Vote Waiver Payment” means $2,500,000.

“Indemnified Person” has the meaning set forth in Section 6.12(a).

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, including any and all of the following, whether or not registered, and all rights therein: (i) trademarks, service marks, trade names, brand names, trade dress, logos, domain names, social media identifiers and accounts, corporate names and all other indications of origin, including all registrations, applications for registration and renewals of the foregoing and the goodwill associated with the foregoing (“Trademarks”), (ii) inventions, statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, provisionals, non-provisionals, renewals, supplementary protection certificates, extensions and reexaminations thereof and the equivalent of any of the foregoing) and all inventions and improvements to the inventions disclosed in each such registration, patent or patent application, (iii) works of authorship, mask works and copyrights and registrations and applications for registrations thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) confidential and proprietary information, including trade secrets and know-how, processes, methods, knowledge, experience, formulae, skills, techniques, designs, and similar data and information, (v) databases, data collections, publicity rights, privacy rights and rights to Personal Data, (vi) rights in Software, and (vii) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation associated with any of the foregoing.

“Intended Tax Treatment” means (i) that the transfer of Parent Stock to the Company in exchange for the Company Consideration Stock as a result of the Merger, taken together with any transfers of property to the Company as part of the PIPE Financing, constitutes a Section 351 Transaction and (ii) that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

“Internal Controls” has the meaning set forth in Section 4.07(f).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Services” means any discretionary or non-discretionary investment advisory, investment management, investment or fund administration, and other related services, including (i) the management of an investment account or fund and (ii) the giving of advice with respect to the investment or reinvestment of assets or funds or otherwise acting as an “investment adviser” as defined in the Investment Advisers Act.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all Software, computer hardware (whether general or special purpose), desktops, laptops, handheld devices, networks (other than the internet), interfaces, platforms, servers, routers, hubs, switches, applications, websites, peripherals and electronic data processing, information, record keeping, communications, telecommunications and computer systems, and all other information technology equipment and assets, and all associated documentation, including any outsourced systems and processes.

“Knowledge” means (i) with respect to the Company, the actual knowledge, assuming reasonable inquiry, of the individuals listed on Section 1.01(b) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, assuming reasonable inquiry, of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule.

“Liability” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, asserted or unasserted, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, license or other similar adverse claim of any kind in respect of such property or asset.

“Material Contracts” has the meaning set forth in Section 4.20(a).

“Merger” has the meaning set forth in Section 2.02(a).

“Merger Consideration” has the meaning set forth in Section 2.03(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NRS” means the Nevada Revised Statutes.

“Open Source Software” means any Software that is distributed or made available as “free software,” “open source software,” or under a similar licensing or distribution mode, including any Software distributed or made available under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Apache License, Common Public License, BSD License or pursuant to any other license described by the Open Source Initiative (at www.opensource.org/licenses).

“ORC” means the Ohio Revised Code.

“Organizational Documents” means, with respect to an entity, the certificate or articles of incorporation, certificates of formation or articles of organization, bylaws, stockholders agreements, limited liability company or operating agreements or similar agreements or other organizational documents of such entity, as applicable.

“Organizational Documents Amendments” means the amendment and restatement of (i) the Company’s articles of incorporation to be in the form of the Company A&R Articles of Incorporation and (ii) the Company’s bylaws to be in the form attached hereto as Exhibit A-2.

“Original Agreement” has the meaning set forth in the recitals hereto.

“Original Agreement Date” has the meaning set forth in the recitals hereto.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 7.02(a).

“Parent Alternative Proposal” means, other than the transactions contemplated by this Agreement, any Third Party inquiry, offer or proposal, relating to (a) an underwritten public offering of the Equity Securities of Parent or Strive Asset Management under the 1933 Act (or any foreign equivalent act), (b) a business combination by Parent or Strive Asset Management with a special purpose acquisition company or another Person listed on a national or foreign securities exchange or (c) other transaction, in each case, the result of which would be the Equity Securities of Parent or Strive Asset Management being listed on a national or foreign securities exchange, and, for the avoidance of doubt, in each case other than any of the foregoing that would by its terms be conditioned on the consummation of the Closing.

“Parent Balance Sheet Date” means December 31, 2024.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 5.02.

“Parent Class A Common Stock” has the meaning set forth in Section 5.05(a).

“Parent Class B Common Stock” has the meaning set forth in Section 5.05(a).

“Parent Common Stock” has the meaning set forth in Section 5.05(a).

“Parent Data Incident” has the meaning set forth in Section 5.14(d).

“Parent Disclosure Schedule” means the amended and restated disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Parent to the Company.

“Parent Equity Plan” has the meaning set forth in Section 2.04(a).

“Parent Financial Statements” has the meaning set forth in Section 5.07.

“Parent Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Parent or any of its Subsidiaries.

“Parent Intervening Event” has the meaning set forth in Section 7.02(e)(ii).

“Parent IT Assets” means any and all IT Assets owned or controlled by or licensed or leased to (or purported to be owned or controlled by or licensed or leased to) the Parent or any of its Subsidiaries.

“Parent Leased Real Property” has the meaning set forth in Section 5.13(b).

“Parent Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), assets, business or results of operations of the Asset Management Business or (b) has prevented, materially impaired or materially delayed, or would reasonably be expected to prevent, materially impair or materially delay, the consummation of the Closing or the performance of the obligations of Parent under this Agreement, excluding, solely in the case of clause (a) above, any effect resulting directly or indirectly from (i) changes in the general economic, political, financial, capital, credit or securities markets conditions in the United States not having a materially disproportionate effect on the Asset Management Business, taken as a whole, relative to other participants in the industry in which the Asset Management Business operates, (ii) pandemics, epidemics, or other public health events (including COVID-19 and any variants), (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Asset Management Business operates and not specifically relating to or having a materially disproportionate effect on the Asset Management Business, taken as a whole, or (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Asset Management Business, taken as a whole, relative to other participants in the industry in which such the Asset Management Business operates.

“Parent Permitted Liens” means (i) Liens expressly disclosed on the Parent Financial Statements or notes thereto or securing liabilities expressly reflected on the Parent Financial Statements or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith pursuant to appropriate Proceedings and for which adequate reserves have been expressly established on the Parent Financial Statements in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith pursuant to appropriate Proceedings, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Parent Real Property, which would not be violated by the current or planned use or occupancy of such Parent Real Property or the operation of the business conducted thereon, (v) any matters of record, Liens and other imperfections of title that would not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Parent as currently conducted or planned to be conducted, (vii) Liens constituting licenses, sublicenses or covenants not to sue in respect of Intellectual Property and (viii) Liens disclosed on Section 1.01(b) of the Parent Disclosure Schedule.

“Parent Plan” means any material (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case that is sponsored, maintained, administered or contributed to or entered into by the Parent or any of its Subsidiaries, or in respect of which the Parent or any of its Subsidiaries has any liability (contingent or otherwise), other than any such plan or agreement that is implemented, administered or operated by any Governmental Authority.

“Parent Preferred Stock” has the meaning set forth in Section 5.05(a).

“Parent Real Property Lease” has the meaning set forth in Section 5.13(b).

“Parent Related Parties” has the meaning set forth in Section 12.04(d).

“Parent RSA” has the meaning set forth in Section 2.04(b).

“Parent RSU” has the meaning set forth in Section 2.04(a).

“Parent Securities” has the meaning set forth in Section 5.05(c).

“Parent Series A-1 Preferred Stock” has the meaning set forth in Section 5.05(a).

“Parent Series A-2 Preferred Stock” has the meaning set forth in Section 5.05(a).

“Parent Series B Preferred Stock” has the meaning set forth in Section 5.05(a).

“Parent Service Provider” means an employee, officer, director or other individual service provider of the Parent.

“Parent Stock” has the meaning set forth in Section 5.05(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.02.

“Parent Subsidiary Securities” has the meaning set forth in Section 5.06(c).

“Parent Superior Proposal” has the meaning set forth in Section 7.02(e)(i).

“Parent Tax Counsel” means Davis Polk & Wardwell LLP, or such other nationally recognized tax counsel reasonably satisfactory to Parent.

“Per Company Class A Share Cash Consideration” has the meaning set forth in Section 2.03.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means (i) any and all information that identifies an individual person or (ii) “personal data,” “personal information,” “personally identifiable information” or any similar term as defined under any Applicable Law.

“PIPE Financing” means the subscription and purchase by certain investors, at the Closing, of (i) 346,043,335 shares of Company Class A Common Stock (which, for the avoidance of doubt, will be low vote stock), (ii) pre-funded warrants to purchase 209,771,462 shares of Company Class A Common Stock at an exercise price of $0.0001 per share and (iii) warrants to purchase 555,814,812 shares of Company Class A Common Stock at an exercise price of $1.35 per share, in each case pursuant to subscription agreements entered into between the Company, Parent and such investors, for an aggregate purchase price of $750,329,019, as amended from time to time.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pro Forma Share Total” means, without duplication, the number of shares (irrespective of voting power) of Company Common Stock that are (a) outstanding as of immediately following the Effective Time on an as converted and fully diluted basis, after giving effect to the Closing, including (i) the issuance of any Company Consideration Stock as Merger Consideration and (ii) all shares of Company Common Stock issuable (including any and all shares of Company Common Stock held in abeyance) in connection with the conversion of all outstanding Company Series A Convertible Preferred Stock (disregarding any and all limitations on beneficial ownership that may exist), Company Warrants and any other Company Securities outstanding immediately prior to the Effective Time, if any, or (b) would be issued or issuable in respect of incentive equity Company Securities that would be vested as of immediately following the Effective Time (including Company RSUs and Company RSAs resulting from the conversion, assumption or substitution of Parent RSUs or Parent RSAs that are vested as of such time pursuant to this Agreement); provided that the Pro Forma Share Total shall exclude shares of Company Common Stock that would be issued or issuable (i) in respect of new incentive equity issued or granted at Parent’s direction substantially concurrently with the Effective Time to directors, officers, employees and service providers or (ii) in connection with any Financing(s) by the Company (and not Parent) (A) substantially concurrently with or prior to the Effective Time or (B) pursuant to and in accordance with Item 2 of Section 6.01 of the Company Disclosure Schedule.

“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 4.09.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulation D Covered Persons” has the meaning set forth in Section 4.12(g).

“Reorganization Tax Opinion” has the meaning set forth in Section 9.01(b).

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled areas of the Kherson, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list; (ii) any Person that is located, organized, or ordinarily resident in a Sanctioned Country, or the government of a Sanctioned Country or the Government of Venezuela or (iii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in one or both of the foregoing clauses (i) or (ii).

“Sanctions Laws” means all U.S. and non-U.S. laws relating to economic, financial or trade sanctions, including the Applicable Laws administered or enforced by the United States, the United Nations Security Council, the European Union or any of its member states, and His Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 351 Transaction” means a transaction described in Section 351 of the Code.

“Section 351 Tax Opinion” has the meaning set forth in Section 9.01(b).

“Software” means any and all computer software (in object code or source code format), operating systems, applications, programs, firmware, routines, algorithms, data and databases, development and design tools, library functions and compilers, and related documentation and materials.

“Stock Issuance” means the issuance of Company Consideration Stock in connection with the Merger as contemplated by this Agreement.

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Stockholders Agreement Term Sheet” has the meaning set forth in Section 8.11.

“Strive Asset Management” means Strive Asset Management, LLC, an Ohio limited liability company and a wholly owned Subsidiary of Parent.

“Strive Wealth Management” means Strive Wealth Management, LLC, a Texas limited liability company.

“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 2.02(a).

“Tax” means any and all U.S. or non-U.S., federal, state, or local taxes, charges, levies, imposts, duties, and other like assessments or charges of any kind that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings or profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment or unemployment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes (real, personal or abandoned), windfall profits taxes, alternative or add-on minimum taxes, and customs duties, and other similar items imposed or required to be withheld by any Taxing Authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, levies, imposts, duties or other assessments.

“Tax Opinions” has the meaning set forth in Section 9.01(b).

“Tax Representation Letters” has the meaning set forth in Section 9.01(c).

“Tax Return” means any report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing filed or required to be supplied to any Taxing Authority with respect to Taxes, including any schedules or related or supporting information, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing, and including any amendment thereof or supplement thereto.

“Taxing Authority” means any Governmental Authority responsible for or otherwise having jurisdiction with respect to the imposition, collection, assessment, or regulation of any Tax or Tax Return.

“Termination Fee” has the meaning set forth in Section 12.04(b).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Title IV Plan” means any Company Plan (other than any Multiemployer Plan) that is or was subject to Title IV of ERISA or Section 412 of the Code.

“Transaction Agreements” shall mean this Agreement, the Support Agreement, the Stockholders Agreement (including the Stockholders Agreement Term Sheet), the Registration Rights Agreement, the Financing Documents and the Confidentiality Agreement and any other agreements expressly contemplated to be entered into by this Agreement.

“Transactions” means the Merger, the Stock Issuance, the High Vote Stock Conversion, the Organizational Documents Amendments (including the Redesignation), the Financing(s) and the other transactions contemplated by the Transaction Agreements.

“Transfer Agent” means VStock Transfer, LLC or such other Person that the Company may appoint as its transfer agent from time to time.

“Transfer Taxes” has the meaning set forth in Section 9.02.

“Uncertificated Shares” has the meaning set forth in Section 2.07(a).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Applicable Law.

“Willful Breach” has the meaning set forth in Section 11.02.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to “ordinary course of business” (or similar references) shall mean ordinary course of business consistent with past practice. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that a reference to any Contract in the Company Disclosure Schedule will include only such amendments, modification or supplements that are expressly described in such reference. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day. Whenever this Agreement requires Merger Sub to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of the Company to cause Merger Sub to take such action. Whenever this Agreement requires a party to take an action after the Original Agreement Date and prior to the date hereof, such party will be deemed to be in breach hereof if it failed to take such action at the applicable time. References to one gender shall include all genders. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to documents or information “made available” or “provided” to the other party or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database at least three Business Days prior to the date of the Original Agreement, (ii) delivered by or on behalf of the Company to Parent and Parent’s Representatives, or vice versa, via e-mail at least three Business Days prior to the execution of the Original Agreement or (iii) uploaded and viewable to Parent and Parent’s Representatives, or vice versa, at least three Business Days prior to the execution of the Original Agreement in the applicable folder in the dataroom hosted on Box.

ARTICLE 2

Pre-Closing Transactions; The Merger

Section 2.01. Pre-Closing Transactions.

(a) Parent shall use reasonable best efforts to complete, and cause its applicable Subsidiaries to complete, the Pre-Closing Reorganization prior to the End Date.

(b) The Company shall provide such cooperation as Parent may request to enable the completion of the transactions contemplated by Section 2.01(a).

Section 2.02. The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Parent (the “Merger”) in accordance with the ORC, whereupon the separate existence of Merger Sub shall cease, and Parent shall be the surviving company (the “Surviving Company”) as a wholly owned direct subsidiary of the Company.

(b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(c) At the Closing, Parent and Merger Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Ohio Secretary of State in accordance with the ORC and make any and all other filings or recordings required by the ORC in connection with effecting the Merger. The Merger shall become effective at the Effective Time. As used herein, the “Effective Time” shall mean the date and time when the Certificate of Merger has been duly filed with the Ohio Secretary of State or at such later time permitted under the ORC as may be mutually agreed to by Parent and the Company and specified in the Certificate of Merger.

(d) From and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the ORC. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Company will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Parent and Merger Sub, all as provided under the ORC.

Section 2.03. Conversion of Shares.

(a) At the Effective Time, each share of Parent Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Company Consideration Stock equal to the Exchange Ratio (together with any cash in lieu of fractional shares as specified below, the “Merger Consideration”). The “Exchange Ratio” shall be calculated so that each holder of Parent Stock shall receive, in respect of each share of Parent Stock, a number of shares of Company Consideration Stock equal to the quotient obtained by dividing (a) the Aggregate Merger Consideration Share Number by (b) the aggregate number of shares of Parent Common Stock issued and outstanding as of immediately prior to the Effective Time (for purposes of this clause (b), assuming the conversion of all Parent Preferred Stock and including shares of Parent Common Stock subject to Parent RSUs and Parent RSAs that have vested but have not settled). As of the Effective Time, all such shares of Parent Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and shall thereafter be converted into a number of shares of common stock of the Surviving Corporation such that the Company, as the sole member of Merger Sub immediately prior to the Effective Time, owns all outstanding shares of stock in the Surviving Corporation immediately following the Effective Time.

Section 2.04. Treatment of Parent Equity Awards. (a) Each restricted stock unit that settles in shares of common stock of Parent (“Parent RSU”) granted pursuant to Parent’s Amended and Restated 2022 Equity Incentive Plan (the “Parent Equity Plan”) that is outstanding as of the Closing shall be assumed by the Company or converted into or substituted for a restricted stock unit that settles in shares of Class B Common Stock (as will be defined in the Company A&R Articles of Incorporation, which for the avoidance of doubt is high vote common stock) (“Company RSU”) of equivalent value to the Parent RSU and will otherwise remain subject to the same terms and conditions applicable to the Parent RSU immediately prior to the Closing (other than deeming the Performance Condition (as defined in the applicable Parent RSU award agreement) to have been achieved). Each of Parent and the Company agree to take all actions necessary or appropriate at or prior to the Closing to (i) effectuate the applicable Parent RSUs being converted into, assumed by the Company or substituted for Company RSUs and (ii) ensure that the Performance Condition is deemed to have been achieved.

(b) Each restricted stock award that settles in shares of common stock of Parent (“Parent RSA”) granted pursuant to the Parent Equity Plan that is outstanding as of the Closing shall be assumed by the Company or converted into or substituted for a restricted stock award that settles in shares of Class B Common Stock (as will be defined in the Company A&R Articles of Incorporation, which for the avoidance of doubt is high vote common stock) (“Company RSA”) of equivalent value to the Parent RSA and will otherwise remain subject to the same terms and conditions applicable to the Parent RSA immediately prior to the Closing. Each of Parent and the Company agree to take all actions necessary or appropriate at or prior to the Closing to effectuate the applicable Parent RSAs being converted into, assumed by the Company or substituted for Company RSAs.

Section 2.05. Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Parent Stock that are issued and outstanding as of immediately prior to the Effective Time and held by any Parent stockholder who is entitled to demand and properly demands appraisal and payment of the fair cash value of such shares of Parent Stock pursuant to, and who complies in all respects with, Section 1701.85 of the ORC (the “Appraisal Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.03(a), but rather such stockholders of shall be entitled to only such rights as are provided by Section 1701.85 of the ORC with respect to such Appraisal Shares; provided that, if any such stockholder shall fail to make an effective demand for payment or perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 1701.85 of the ORC or if a court of competent jurisdiction shall finally determine that such stockholder is not entitled to the remedies provided by Section 1701.85 of the ORC with respect to the Appraisal Shares, then any such shares shall immediately be converted into, and become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration as if such shares had never been Appraisal Shares, without interest thereon, upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent in the manner provided in Section 2.07.

Section 2.06. Allocation Schedule. Parent shall prepare and deliver, or cause to be prepared and delivered, to the Company, at least two Business Days prior to the Closing Date, an allocation schedule (the “Allocation Schedule”) setting forth (a) the following information for each holder of Parent Stock, Parent RSUs or Parent RSAs as of immediately prior to the Effective Time: (i) such holder’s name, last known address and last known email; (ii) the number of shares of each class and series of Parent Stock held as of immediately prior to the Effective Time by such holder; and (iv) (A) with respect to Parent Stock held by such holder, the total number of shares of Company Consideration Stock to be delivered to such holder in the Merger (it being understood that any fractional shares will treated in accordance with Section 2.09) and (B) with respect to Parent RSUs and Parent RSAs held by such holder, (1) whether each such Parent RSU and Parent RSA is vested or unvested and (2) the total number of Company RSUs and Company RSAs that such Parent RSUs and Parent RSAs will be converted into, assumed by or substituted for pursuant to Section 2.04 and (b) any other Parent Securities.

Section 2.07. Delivery of Closing Consideration. (a) Prior to the Effective Time, the Company shall appoint an agent designated by Parent (the “Exchange Agent”) and shall enter into an exchange agent agreement, acceptable to Parent, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing shares of Parent Stock (the “Certificates”) or (ii) uncertificated shares of Parent Stock (the “Uncertificated Shares”). Prior to the Effective Time, the Company shall deposit with or otherwise make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), the Company shall cause the Exchange Agent to send to each holder of shares of Parent Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form acceptable to Parent and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Parent Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, and the Company shall cause the Exchange Agent to deliver to each such holder, in accordance with the Allocation Schedule, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Parent Stock represented by a Certificate or for each Uncertificated Share (less any applicable withholding). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent from and after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At the Effective Time, the stock transfer books of Parent shall be closed, and there shall be no further registration of transfers of shares of Parent Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 2.07 (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Parent Stock 12 months after the Effective Time shall be returned to Company, upon demand, and any such holder who has not exchanged such shares of Parent Stock for the Merger Consideration in accordance with this Section 2.07 prior to that time shall thereafter look only to the Company for, and the Company shall remain liable for, payment of the Merger Consideration in respect of such shares of Parent Stock without any interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with this Section 2.07(e). If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, an agreement to indemnify the Surviving Company against any claim that may be made with respect to such Certificate (including, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct), the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Parent Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08. No Dividends. All shares of Company Consideration Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by the Company in respect of Company Common Stock, the record date for which is at or after the Effective Time, as applicable, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions with respect to Company Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.09, will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.07. Following such surrender or transfer, there shall be paid, without interest and subject to any withholding of Taxes required by Applicable Law, to the Person in whose name the securities of Parent have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.09 and the amount of all dividends or other distributions with a record date after the Effective Time, as applicable, previously paid or payable on the date of such surrender or transfer with respect to such securities.

Section 2.09. Fractional Shares. No fractional shares of Company Common Stock shall be issued in the Merger. All fractional shares of Company Common Stock that a holder of Parent Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest and subject to any withholding of Taxes required by Applicable Law, determined by multiplying the closing sale price of a share of Company Common Stock on Nasdaq on the trading day immediately following the date on which the Effective Time occurs by the fraction of a share of Company Common Stock to which such holder would otherwise have been entitled.

Section 2.10. Withholding. Notwithstanding anything to the contrary contained in this Agreement, no amount shall be withheld or deducted from any amount payable pursuant to this Agreement except as required under the Code or any provision of federal, state, local or foreign Tax law; provided that, the parties agree that, as long as the certificate described in Section 9.03(b) is delivered before Closing, no withholding in respect of U.S. federal taxes will be required on the delivery of the Company Consideration Stock to the holders of Parent Stock (or to the Exchange Agent for delivery to such holders) pursuant to this Agreement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable Person to whom such amounts would otherwise have been paid.

ARTICLE 3

The Surviving Company

Section 3.01. Charters. At the Effective Time, as part of the Merger, the articles of incorporation of the Surviving Company shall be amended and restated to be in the form of Exhibit B-1 until thereafter amended in accordance with Applicable Law.

Section 3.02. Bylaws. At the Effective Time, as part of the Merger, the code of regulations of the Surviving Company shall be amended and restated to be in the form of Exhibit B-2 until thereafter amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. At the Effective Time, and until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors and officers of Parent as of immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Company.

ARTICLE 4

Representations and Warranties of the Company and Merger Sub

Subject to Section 12.05, except as set forth in the Company Disclosure Schedule, each of the Company and Merger Sub represents and warrants to Parent (a) as of the Original Agreement Date (it being understood that all references to “this Agreement” in this Article 4 shall be deemed to be to “the Original Agreement” for purposes of this clause (a)), (b) as of the Effective Time and (c) with respect to Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.10(a), Section 4.22, Section 4.23, Section 4.24 and Section 4.25, as of the date hereof that:

Section 4.01. Existence and Power. (a) Each of the Company and Merger Sub (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) is in good standing under the laws of its jurisdiction of incorporation and (iii) has all corporate powers required to own, lease and operate its properties and assets in the manner currently operated and to carry on its business as now conducted and, except in the case of clause (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of the Company in effect as of the Original Agreement Date, and the Company is not in material violation of any of the provisions of its Organizational Documents.

Section 4.02. Authorization. (a) The execution and delivery by each of the Company and Merger Sub of, and performance by each of the Company and Merger Sub of their respective obligations under, this Agreement and the consummation by each of the Company and Merger Sub of the Transactions are within their respective organizational powers and, except for the Company Stockholder Approval, have been duly authorized by all necessary organizational action. Each of the Company and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding agreement of the Company and Merger Sub, enforceable against each of the foregoing in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Company Board, by resolutions duly adopted, has unanimously (i) determined that the Stock Issuance, the Organizational Documents Amendments (including the Redesignation) and the other Transactions are in the best interests of the Company and the Company’s stockholders, (ii) adopted and approved this Agreement and declared advisable the Stock Issuance, the Organizational Documents Amendments (including the Redesignation) and the other Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of this Agreement, the Stock Issuance, the Organizational Documents Amendments (including the Redesignation) and the other Transactions on the terms and conditions of this Agreement, be submitted to the Company’s stockholders for consideration at the Company Stockholders Meeting and (iv) resolved to recommend, subject to Section 6.03(b), the approval of this Agreement, the Stock Issuance, the Organizational Documents Amendments (including the Redesignation) and the other Transactions to the Company’s stockholders (such recommendation, the “Company Board Recommendation”). The Company Board has not adopted or approved any resolution pursuant to NRS 92A.380(1)(d) or NRS 92A.390(1) granting dissenter’s, appraisal or similar rights to any holder of Company Capital Stock or any other equity interests of or in the Company, or to any other Person.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company and Merger Sub of this Agreement and the consummation by the Company and Merger Sub of the Transactions require no action by or in respect of, or filing by the Company or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC by the Company of the Form S-4, (b) filings with the Nevada Secretary of State in connection with the Organizational Documents Amendments, (c) the filing of the Certificate of Merger with the Ohio Secretary of State and acceptance thereof by the Ohio Secretary of State, (d) compliance with the rules and regulations of Nasdaq and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-Contravention. The execution, delivery and performance by each of the Company and Merger Sub of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company, Merger Sub or any of their respective Subsidiaries is entitled under any provision of any agreement, note, bond, mortgage, contract, license, or other instrument binding upon the Company, Merger Sub or any of their respective Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets (including intangible assets) of the Company, Merger Sub or any of their respective Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 2,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Company Class A Common Stock”), 38,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Company Class B Common Stock” and, together with Company Class A Common Stock, the “Company Common Stock,” it being understood that, after the Organizational Documents Amendments, “Company Common Stock” shall refer to all common stock of the Company, however designated), and 50,000,000 shares of Preferred Stock, $0.0001 par value per share (“Company Preferred Stock,” it being understood that, after the Organizational Documents Amendments, “Company Preferred Stock” shall refer to all preferred stock of the Company, however designated). As of the close of business on May 5, 2025 there were outstanding (i) 1,000,000 shares of Company Class A Common Stock, (ii) 13,413,162 shares of Company Class B Common Stock (and an additional 2,158,882 shares that were held in abeyance), (iii) no shares of Company Preferred Stock and (iv) 105,490 shares of Company Class B Common Stock subject to Company Warrants. All shares of capital stock of the Company outstanding as of the Original Agreement Date have been duly authorized and validly issued (free of preemptive rights) and are fully paid and non-assessable. As of the close of business on May 5, 2025, other than the items listed in (i) through (iv) of the second sentence of this Section 4.05, there are no issued or outstanding Company Securities. As of immediately prior to the Effective Time, there will be no issued or outstanding shares of capital stock of the Company that are entitled to more than one vote per share.

(b) As of the date of the Original Agreement, there were no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(c) Except as set forth in this Section 4.05 and for issuances after the Original Agreement Date in accordance with Section 6.01(b)(iii)(A), there are, no issued, reserved for issuance, existing or outstanding Equity Securities of the Company (“Company Securities”) or contractual obligations or commitments of any character relating to any Company Securities, including any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company does not have a shareholder rights plan in place.

(d) Except as set forth on Section 4.05(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or any other contracts or understandings with respect to the voting of any Company Capital Stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Company Capital Stock. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Capital Stock.

(e) The Company Board has, by resolution or written consent, taken all action necessary to resolve that the entry into the Support Agreement by the parties thereto will not be deemed a Transfer (as defined in the Company’s articles of incorporation), and the Company has provided to Parent a true, correct and complete copy of such resolution or written consent.

(f) No dissenter’s or appraisal rights relating to this Agreement, the Merger or the Transactions shall be available under the Dissenter’s Rights Statutes with respect to any share of Company Common Stock, or with respect to any holder or former holder of any share of Company Common Stock.

Section 4.06. Subsidiaries.

(a) Except for Merger Sub, as of the Original Agreement Date, the Company has no Subsidiaries and does not own any Equity Securities of any Person.

(b) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. There are no issued, reserved for issuance or outstanding Equity Securities of any Subsidiary of the Company (the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings; Internal Control. (a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, certifications, prospectuses and other documents (including all exhibits, schedules and other information and supplements thereto) required to be filed with or furnished to the SEC by the Company since October 1, 2020 (the “Applicable Date”) (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied, and each Company SEC Document filed subsequent to the Original Agreement Date has complied and will comply, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as the case may be. To the Knowledge of the Company, no executive officer of the Company has failed to make the certifications required under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document.

(c) As of its filing date (or, if amended or superseded by a filing prior to the Original Agreement Date, as of the date of such amended or superseded filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the Original Agreement Date has and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) As of the Original Agreement Date, there were no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing SEC review, outstanding SEC comments or outstanding SEC investigation. There are no internal investigations or, to the Knowledge of the Company, inquiries or investigations by the SEC pending or threatened, in each case, regarding any accounting practice of the Company. Since the Applicable Date, except as otherwise disclosed in the Company SEC Documents filed prior to the Original Agreement Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 or 15d-15, as applicable, under the 1934 Act, (i) reasonably designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and includes policies and procedures that ensure that information required to be disclosed by the Company in its filings with the SEC under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, (ii) processes designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions, dispositions and assets of the Company; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets; and (C) provide reasonable assurances that receipts and expenditures are permitted only in accordance with the Company management’s general or specific authorization; and (iii) disclosed, based on its most recent evaluation prior to the Original Agreement Date, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. Company management has completed an assessment of the effectiveness of the Company’s system of Internal Controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Documents filed prior to the Original Agreement Date that assessment concluded that those controls were effective.

(g) There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person (other than the Company or any of its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act, except as otherwise disclosed in the Company SEC Documents filed prior to the Original Agreement Date.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including all notes and schedules thereto) (the “Company Financial Statements”) included or incorporated by reference in Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition of the Company and its consolidated Subsidiaries, as of the dates thereof and their consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become, a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed as part of the Form S-4 with the SEC in connection with the Transactions (the “Proxy Statement”) will, when filed in definitive form, comply as to form in all material respects with the applicable requirements of the 1934 Act and the NRS. The information supplied by or on behalf of the Company or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4 and Proxy Statement and any amendment or supplement thereto will not, at the time the Form S- 4 is declared effective by the SEC (or, with respect to any amendment or supplement, at the time such post-effective amendment or supplement becomes effective) and on the date the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Form S-4 or Proxy Statement or any amendment or supplement thereto based upon information supplied by Parent or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (a) there has not been any Company Material Adverse Effect, (b) except as set forth on Section 4.10 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (c) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the Original Agreement Date, would constitute a breach of, or require the consent of, Parent under Section 6.01.

Section 4.11. No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, other than: (a) Liabilities expressly disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) Liabilities incurred in connection with this Agreement and the Transactions; and (c) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees (in connection with their activities on behalf of such employer), nor to the Knowledge of the Company, any agent or other third-party representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has been since the Applicable Date, a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.

(c) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees (in connection with their activities on behalf of such employer) nor to the Knowledge of the Company, any agent or other third-party representative acting on behalf of the Company or any of its Subsidiaries, has since the Applicable Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti- Corruption Laws.

(d) Since the Applicable Date, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential material violation or wrongdoing related to Sanctions Laws or Anti-Corruption Laws.

(e) Neither the Company nor any of its Subsidiaries is or has been required to be registered as an investment adviser with the SEC under the Investment Advisers Act, state law or other similar law or regulations relating to the provision of Investment Services.

(f) None of the Company, the Company’s Subsidiaries or any other “affiliated person” (as defined in the Investment Company Act) of the Company or the Company’s Subsidiaries is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of the Company, the Company’s Subsidiaries or any other person “associated” (as defined in the Investment Advisers Act) with the Company or the Company’s Subsidiaries is subject to disqualification pursuant to Section 203 of the Investment Advisers Act from serving as an investment adviser or as a person associated with an investment adviser or is subject to disqualification under Rule 206(4)-1 under the Investment Advisers Act; nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in any such ineligibility or disqualification.

(g) None of the Company, the Company’s Subsidiaries or any of their respective directors, officers, general partners or managing members (together with the Company and the Company’s Subsidiaries, “Regulation D Covered Persons”) is subject to a conviction, order, judgment, decree, act or any other measure, determination or other disqualifying event described in paragraph (d)(1) of Rule 506 of Regulation D of the 1933 Act other than any such event covered by Rule 506(d)(2)(ii)-(iii) of Regulation D of the 1933 Act (a “Disqualifying Event”), and, to the Knowledge of the Company, there is no inquiry, investigation, proceeding or action pending against any Regulation D Covered Person that could reasonably be expected to result in a Disqualifying Event.

Section 4.13. Litigation. Since the Applicable Date, there has been no Proceeding pending against, or, to the Knowledge of the Company, threatened by or against, or affecting the Company or any of its Subsidiaries or any officer, director, employee or equityholder of the Company or any of its Subsidiaries in such capacity before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets necessary to operate its business, including all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. As of the Original Agreement Date, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by or for the benefit of the Company or any of its Subsidiaries (the “Company Leased Real Property”). Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Leased Real Property represents all of the real property used or intended to be used in the business of, or otherwise held by, the Company.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license, and all material amendments and modifications thereof as of the Original Agreement Date, with respect to the Company Leased Real Property (each, a “Company Real Property Lease”) is valid, binding, enforceable and in full force and effect with respect to the Company or one of its Subsidiaries and, to the Knowledge of the Company, to the counterparty thereto, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Company Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Company Real Property Lease.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any written notice that all or any portion of Company Leased Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of the Company, no such order is threatened.

(e) Except for any Company Permitted Liens and as set forth in Section 4.14(e) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Company Leased Real Property for its current use and (ii) all structures and other buildings on the Company Leased Real Property are in good operating condition sufficient for the operation of the Company’s business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

Section 4.15. Intellectual Property, Rights and IT Assets.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of: (i) each item of Company Intellectual Property Rights that is registered and applied-for with a Governmental Authority and all social media identifiers and accounts included in the Company Intellectual Property Rights, specifying as to each such item, as applicable (A) the owner of such item (and, with respect to any and all domain name registrations, the applicable registrar), (B) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective title, issuance, registration and application number of such item and (D) the date of application and issuance or registration of such item; (ii) all material unregistered Trademarks included in the Company Intellectual Property Rights and (iii) all material Company Software.

(b) All Company Intellectual Property Rights are valid, subsisting and, to the Company’s Knowledge, enforceable. The Company or its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Company Permitted Liens), all Company Intellectual Property Rights. The Company or its Subsidiaries own all right, title and interest in, or have a written license or other valid and enforceable right to use, all Intellectual Property Rights that are used in, held for use in or necessary for the operation of the business of the Company and its Subsidiaries. There exist no material restrictions on the disclosure, use, license or transfer of any of the Company Intellectual Property Rights and the consummation of the Transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any of the Company’s or its Subsidiaries’ rights under the Company Intellectual Property Rights or the Licensed Intellectual Property Rights.

(c) The conduct of the Company’s business as currently conducted by the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate (and the Company and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property Rights of any Person. As of the Original Agreement Date, there was no claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any Person. No Person is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property Rights. None of the Company Intellectual Property Rights are subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of, or the Company or any of its Subsidiaries’ rights in, any Company Intellectual Property Rights or Licensed Intellectual Property Rights.

(d) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property Rights, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof and the Company and its Subsidiaries have not disclosed any such Company Intellectual Property Rights to any Third Party other than pursuant to a written confidentiality agreement (or equivalent professional obligations of confidentiality) pursuant to which such Third Party agrees to protect such Company Intellectual Property Rights.

(e) Each Person who is or was involved in the creation or development of any Intellectual Property Right for the Company or any of its Subsidiaries (including any current or former employee or independent contractor) has entered into a binding, valid and enforceable written agreement with the Company or its applicable Subsidiary containing: (i) an irrevocable present assignment to the Company or its applicable Subsidiary of any ownership interest and right it may have in all Intellectual Property Rights that were created or developed by such Person in the course of that Person’s activities with or for or otherwise for the benefit of the Company or its applicable Subsidiary; (ii) an acknowledgement of the Company’s or its applicable Subsidiary’s ownership of all such Intellectual Property Rights; (iii) confidentiality provisions protecting the trade secrets and other non-public elements of all Company Software and such Intellectual Property Rights; (iv) to the extent not assignable by Applicable Law, a waiver of such Person’s moral rights in and to such Intellectual Property Rights; and (v) no such Person has any ongoing obligation to any other Person with respect to such Intellectual Property Rights. No current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest in or to any Company Intellectual Property Rights.

(f) None of the Company Software or Software otherwise used in and material to the business of the Company and its Subsidiaries, contains any worm, bomb, backdoor, clock, timer or other disabling device code, design or routine which can cause Software to be erased, inoperable or otherwise incapable of being used, either automatically or upon command. The Company has not used any Open Source Software in a manner that requires that any Company Software be: (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge. None of the Company Software is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Company Software, and no such source code has otherwise been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the Transactions will not trigger the release of any source code of any such Company Software to any other Person.

(g) The Company or its Subsidiaries possess all necessary rights to use all Company IT Assets that are currently used in the current operation of the business of the Company and its Subsidiaries. The Company IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. The Company and its Subsidiaries and the conduct of the Company’s business are in compliance with, and have been in compliance with, all Company Data Security Requirements. Through the Original Agreement Date, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Company IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, exfiltration, theft, corruption, alteration (each, a “Data Incident”), or use of any Personal Data or other notices received by the Company or any of its Subsidiaries from any Governmental Authorities relating to Company Data Security Requirements. There is, to the Knowledge of the Company, no virus, worm, trojan horse or similar disabling code or program in any of the Company IT Assets. The Company and its Subsidiaries have implemented and maintained commercially reasonable technical, physical and organizational measures, in compliance with all Company Data Security Requirements to protect the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) and all Personal Data in their possession or control against any Data Incident.

Section 4.16. Permits. The Company and its Subsidiaries possess, and since the Applicable Date have possessed, all material Governmental Authorizations required under Applicable Law for the ownership, lease, operation, use or maintenance of their business as currently conducted. Section 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete list and description of each such Governmental Authorization, including the (a) description of authorization, (b) date of issuance, and (c) if applicable, the current term thereof. Except as set forth in Section 4.16 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the Company and its Subsidiaries (i) are and have been in material compliance with all such Governmental Authorizations, (ii) have not received any written notification or communication from any Governmental Authority asserting that the Company or one of its Subsidiaries is or was not in compliance with any such Governmental Authorization and (iii) have not been threatened in writing of the suspension, revocation, cancellation or modification of any such Governmental Authorization. The Company and its Subsidiaries have filed all necessary applications to renew or, if applicable, replace such Governmental Authorizations, except for any such failure to file that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of such Governmental Authorizations will be subject to revocation, suspension, modification, cancellation, rescission, non-renewal or termination as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17. Taxes. Except as set forth on Section 4.17 of the Company Disclosure Schedule:

(a) All income and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct, and complete in all material respects and have been prepared in substantial compliance with all Applicable Law.

(b) The Company and each of its Subsidiaries has timely paid in full to the appropriate Taxing Authority all income and other material Taxes due and payable by each of them (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP. The Company and each of its Subsidiaries has timely withheld and remitted to the appropriate Taxing Authority all material Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and has and have complied in all material respects with Applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.

(c) As of the Original Agreement Date, there was no Proceeding, examination, audit or investigation now pending or otherwise in process or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return. No Taxing Authority has asserted by written notice to the Company or its Subsidiaries any deficiency, assessment, adjustment, proposed adjustment, or claim for any material Taxes that has not been paid or otherwise resolved in full.

(d) There are no Liens for Taxes upon the assets of the Company and its Subsidiaries except for Company Permitted Liens.

(e) None of the Company or its Subsidiaries has been granted any currently effective waiver of any statute of limitations with respect to, or any extension of period for the assessment or collection of, any income or other material Tax (other than any routine extension granted in the ordinary course of business), nor is any request from any Taxing Authority for any such waiver or extension currently outstanding.

(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by or is or may be required to file (or be included in) a Tax Return in that jurisdiction. Neither the Company nor any Subsidiary of the Company has, nor has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.

(g) Neither the Company nor any Subsidiary of the Company is or, with respect to any period for which the statute of limitations remains open, has ever been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of U.S. state or local or non-U.S. law).

(h) During the two-year period ending on the Original Agreement Date, neither the Company nor any Subsidiary of the Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(i) Neither the Company nor any of its Subsidiaries is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which is or was the Company or a Subsidiary of the Company) (a “Company Tax Group”), (ii) has any liability for the Taxes of any Person (other than a member of the Company Tax Group) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by operation of Applicable Law, or otherwise, or (iii) is a party to or bound by, nor does it have any obligation under, any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up, or other similar contract or arrangement with any Person (other than pursuant to (x) contracts solely among the Company and its Subsidiaries, (y) the customary provisions of a commercial contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, including leases, licenses or credit agreements or (z) the Transaction Agreements).

(k) Neither the Company nor any of its Subsidiaries is required to include any amounts in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amounts received on or prior to the Closing Date or deferred revenue accrued on or prior to the Closing Date, or (vi) an intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or similar provisions of any Law).

(l) Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.

(m) As of the Original Agreement Date, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have, after reasonable consultation with its tax advisors, any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Intended Tax Treatment from being satisfied.

Section 4.18. Employees and Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule lists each material Company Plan. The Company has made available to Parent complete and accurate copies of each material Company Plan (or a description of all material terms, if such plan is not written) and, to the extent applicable: (i) the most recent determination letter, or if such Company Plan is a prototype plan, the opinion or notification letter which covers each such Company Plan, if applicable, (ii) any summary plan description or summary of material modification, (iii) the most recently filed Form 5500 and attached schedules, and (iv) material non-routine correspondence with a Governmental Authority since the Applicable Date. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been operated, maintained, funded and administered in accordance with its terms and in accordance with Applicable Law.

(b) Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Company Service Provider to any payment or benefit payable by the Company or its Subsidiaries, (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or increase the amount payable, to any current or former Company Service Provider by the Company or its Subsidiaries, (iii) limit the right to merge, amend or terminate any Company Plan or (iv) result in any payments or benefits that would be nondeductible by reason of Section 280G of the Code.

(c) Neither the Company nor any of its Subsidiaries (i) sponsors, maintains or contributes to, or has since the Applicable Date sponsored, maintained or contributed to (1) a Multiemployer Plan, (2) a Title IV Plan, (3) a multiple employer plan (as described in Section 413(c) of the Code); or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (ii) has or is reasonably expected to have any current or contingent liability (either directly or indirectly as a result of the Company or its Subsidiaries’ affiliation with their ERISA Affiliates) with respect to any other plan, that is subject to Title IV of ERISA, including any Multiemployer Plan as a result of having been treated as part of a “single employer” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked.

(e) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(f) No Company Plan provides or is reasonably expected to have any liability with respect to any post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by COBRA or other Applicable Law.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement, works council agreement or similar agreement or other relationship with any labor union, works council or other collective employee representative (including any such agreements that apply on a national or industry-wide basis). There is no material labor strike, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(h) Neither the Company nor its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider.

(i) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company, (i) no Proceeding or investigation (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatened to involve, any Company Plan before any Governmental Authority and (ii) there is no charge, complaint or proceeding pending, threatened in writing or to the Company’s Knowledge, threatened orally, nor has there been a charge, complaint or proceeding since the Applicable Date, against the Company or any of its Subsidiaries alleging unlawful discrimination in employment practices before any Governmental Authority, and there is no charge of or proceeding pending, threatened in writing, or to the Company’s Knowledge, threatened orally, nor has there been a charge or proceeding since the Applicable Date, with regard to any unfair labor practice against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any Governmental Authority.

(j) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company, the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, terms and conditions of employment, health and safety, workers’ compensation, wages, hours, overtime, independent contractor classification, exempt status classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health continuation coverage under group health plans.

(k) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company, the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with WARN and have no liabilities or other obligations thereunder.

(l) Since the Applicable Date, the Company and its Subsidiaries have (i) investigated in accordance with the Company’s internal complaint procedures all sexual harassment or other discrimination or retaliation allegations made by a current or former Company Service Provider against any current or former director or executive officer or employee at or above the vice president or equivalent level of the Company or its Subsidiaries of which the Company or its Subsidiaries are aware or has been made aware and (ii) not entered into any settlement agreement with a current or former Company Service Provider relating to any allegations of sexual harassment or other discrimination or retaliation by any current executive officer or employee at or above the vice president or equivalent level of the Company or its Subsidiaries.

Section 4.19. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 4.19 of the Company Disclosure Schedule:

(a) no written notice, demand, request for information, citation, summons, order, complaint, or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws that is currently unresolved, and there are no judicial, administrative or other Proceedings pending or, to the Company’s Knowledge, threatened in writing, against the Company or any Subsidiary, in each case which relate to or arise out of any liability of the Company or any of its Subsidiaries under, or violation by the Company or any of its Subsidiaries of, any Environmental Laws;

(b) the Company and each of its Subsidiaries have obtained and maintained all permits, licenses, authorizations, certifications, and registrations required under Environmental Laws and necessary for their operations or the occupancy of the Company Leased Real Property to comply with all Environmental Laws and are in compliance with such permits;

(c) the operations of the Company and each of its Subsidiaries are in compliance with all the terms of applicable Environmental Laws; and

(d) neither the Company nor its Subsidiaries have released any Hazardous Substances at any Company Leased Real Property, in each case so as to give rise to any liabilities pursuant to Environmental Laws.

Section 4.20. Material Contracts. (a) Section 4.20 of the Company Disclosure Schedule contains an accurate and complete list, as of the Original Agreement Date, of each contract described below (such Contracts, including any Contracts required to be listed on Section 4.20 of the Company Disclosure Schedule, the “Material Contracts”) in this Section 4.20 under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise):

(i) purporting to limit in any material respect the freedom of the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to (A) engage or compete in any line of business, industry or geographical area, including any non- compete or exclusivity provision or (B) set prices and terms for the provision, sale, lease or license of its products, services or technologies;

(ii) (A) that is a standstill or restrictive covenant agreement or that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed (or, after the Closing, pursuant to which Parent or any of its Affiliates would be required) not to acquire or to other limitations with respect to assets or securities of another Person, (B) contains any non-solicitation, no hire or similar provision that restricts the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) from soliciting, hiring, engaging, retaining or employing a third party’s current or former employees, in each case, other than confidentiality agreements entered into in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole, or (C) grants any third party rights of first refusal, rights of first option, rights of first offer or similar rights or options to purchase, offer to purchase or otherwise acquire any interest in any of the properties or assets (other than Company Intellectual Property Rights) owned by the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates), in the case of this clause (C) that is material to the Company and its Subsidiaries, taken as a whole;

(iii) any stockholders, investors rights, registration rights or similar Contract;

(iv) any Contract that purports to bind direct or indirect equityholders of the Company or any of its Affiliates other than the Company or any of its Subsidiaries;

(v) any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (including properties or capital stock) that (A) is pending for aggregate consideration in excess of $25,000 or (B) pursuant to which the Company or its Subsidiaries has continuing material obligations including any “earn-out” or other contingent payment obligations;

(vi) any Contract providing any third party with any rights upon a “change of control” or similar event with respect to the Company or any of its Subsidiaries;

(vii) any Contract or group of related Contracts that provides for, or would reasonably be expected to result in, annual payments to or from the Company and its Subsidiaries of $10,000 or more or aggregate payments to or from the Company and its Subsidiaries of $20,000 or more;

(viii) any Contract (A) with any sole-source suppliers of material products or services or (B) that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier;

(ix) pursuant to which the Company or any of its Subsidiaries has potential indemnification obligations to any Person, except for ordinary course customer agreements;

(x) any partnership, joint venture, strategic alliance, collaboration, co- promotion or research and development project contract that is material to the Company and its Subsidiaries, taken as a whole;

(xi) any Contract with any Governmental Authority or entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another Person and a Governmental Authority;

(xii) any Company Affiliate Transaction;

(xiii) any Contract relating to indebtedness of the Company or any of its Subsidiaries for borrowed money or any financial guaranty thereof;

(xiv) any Contract relating to any loan or other extension of credit made by the Company;

(xv) any Contract that obligates the Company or any of its Subsidiaries to make any capital expenditures;

(xvi) containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever;

(xvii) any Contract (excluding licenses for commercial off-the-shelf Software with aggregate annual payments of less than $25,000, Open Source Software licenses and non-exclusive licenses granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property Rights of a Third Party or (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Company Intellectual Property Rights;

(xviii) any (A) employment or service Contract with any Company Service Provider whose current base compensation exceeds $100,000 per year or (B) any Contract providing for retention, change in control or transaction bonuses or benefits;

(xix) any collective bargaining or similar agreement;

(xx) any Contract that involves the settlement of any Proceeding or dispute pursuant to which the Company or any of its Subsidiaries has continuing obligations (contingent or otherwise);

(xxi) any power-of-attorney executed on behalf of the Company or any of its Subsidiaries;

(xxii) any other Contract, arrangement, commitment or understanding that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xxiii) any Contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xxii).

(b) The Company has made available to Parent a true and complete copy of each Contract set forth or required to be set forth in Section 4.20(a) of the Company Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the Original Agreement Date (i) each contract set forth or required to be set forth in Section 4.20(a) of the Company Disclosure Schedule was valid and in full force and effect with respect to the Company and its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto (except insofar as such enforceability may be limited by the Enforceability Exceptions) and (ii) neither the Company nor any of its Subsidiaries nor to the Company’s Knowledge any other party to any such Contract, was in or alleged to be in violation of any provision thereof.

Section 4.21. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.22. Finders’ Fees. Except for fees in the amounts due and payable (assuming the Closing occurs) to those Persons set forth on Section 4.22(a) of the Company Disclosure Schedule (which also sets forth a good faith estimate of the amount of each such fee), there is no investment banker, financial advisor, broker, finder or other intermediary (a) who is or may be entitled to, or has asserted that it is or would be entitled to, any brokerage fee, finder’s fee, commission or other similar fee from the Company or any of its Affiliates or (b) to whom the Company or any of its Affiliates owes any other material obligations following the Closing (other than customary indemnification obligations), in each case, in connection with the Transactions. The Company has made available to Parent true and complete copies of all Contracts under which any such fees or commissions are payable and all related indemnification and other agreements related thereto.

Section 4.23. Opinion of Financial Advisor. The Company Board has received the opinions of Newbridge Securities Corporation (the “Financial Advisor Opinion”), financial advisor to the Company, to the effect that, as of the date of such opinion, and based on and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company and the Company’s common stockholders. The Company has made available to Parent true and complete copies of the Financial Advisor Opinion and all related indemnification and other agreements related thereto.

Section 4.24. Takeover Statutes. No “control share acquisition,” “fair price,” “moratorium,” “business combination” or other takeover laws enacted under U.S. state or federal laws (including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive) apply, and the Company Board has taken any and all actions required such that such laws will not apply, to this Agreement, the Merger or any of the other Transactions with respect to the Company and its Subsidiaries.

Section 4.25. Affiliate Transactions. Except as set forth on Section 4.25 of the Company Disclosure Schedule, no Affiliate of the Company (other than Subsidiaries of the Company or its Subsidiaries) or holder of Company Class A Common Stock or Affiliate thereof (i) is a party to any material Contract or other transaction, agreement or binding arrangement or understanding with, has provided services to or has received services from the Company or any of its Subsidiaries (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any property or right, tangible or intangible, that is or, to the Knowledge of the Company, is currently contemplated to be, used by the Company or any of its Subsidiaries, (iii) licenses Intellectual Property Rights (either to or from the Company or any of its Subsidiaries), or (iv) is indebted to or a lender to the Company or any of its Subsidiaries (any arrangement set forth or required to be set forth on Section 4.25 of the Company Disclosure Schedule, a “Company Affiliate Transaction”).

Section 4.26. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement, as qualified by the Parent Disclosure Schedule, or any certificate delivered pursuant to this Agreement, and the representations and warranties set forth in the other Transaction Agreements (as applicable), each of the Company and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent to the Company, Merger Sub or any of their respective Representatives or Affiliates in connection with the Transactions, and each of the Company and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or its Representatives or Affiliates. Each of the Company and Merger Sub also acknowledges and agrees that Parent and its Representatives or Affiliates make no representation or warranty with respect to any projections or forecasts or forward-looking estimates, including with respect to future revenues or future cash flows of Parent or any of its Subsidiaries, in each case, heretofore or hereafter delivered to or made available to the Company, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 5

Representations and Warranties of Parent

Except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company (a) as of the Original Agreement Date (it being understood that all references to “this Agreement” in this Article 5 shall be deemed to be to “the Original Agreement” for purposes of this clause (a)), (b) as of the Effective Time and (c) with respect to Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.09 and Section 5.20, as of the date hereof that:

Section 5.01. Existence and Power.

(a) Parent (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, (ii) is in good standing under the laws of its jurisdiction of incorporation or formation, and (iii) has all corporate or other organizational powers required to own, lease and operate its properties and assets in the manner currently operated and to carry on its business as now conducted and, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the conduct of its businesses in such jurisdiction, as currently conducted, require such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02. Authorization. The execution and delivery by Parent of, and performance by Parent of its obligations under, this Agreement and the consummation by Parent of the Transactions are within its organizational powers and, except for the Parent Stockholder Approval, have been duly authorized by all necessary organizational action. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company and Merger Sub, this Agreement constitutes a valid and binding agreement of each of the foregoing, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). The Parent Board, by resolutions duly adopted, has unanimously (i) determined that the Transactions are in the best interests of Parent and Parent’s stockholders, (ii) adopted and approved this Agreement and the Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of this Agreement and the Transactions on the terms and conditions of this Agreement, be submitted for approval by written consent to those Parent’s stockholders whose approval is required under Parent’s Organizational Documents in connection with the Transactions (the “Parent Stockholder Approval”) and (iv) resolved to recommend that such stockholders grant such approval (such recommendation, the “Parent Board Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions require no action by or in respect of, or filing by any of them with, any Governmental Authority, other than (a) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC by the Company of the Form S-4, (b) filings with the Nevada Secretary of State in connection with the Organizational Documents Amendments, (c) the filing of the Certificate of Merger with the Ohio Secretary of State and acceptance thereof by the Ohio Secretary of State, (d) compliance with the rules and regulations of Nasdaq and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-Contravention. The execution, delivery and performance by Parent of this Agreement and, assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, note, bond, mortgage, contract, license, or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets (including intangible assets) of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of 2,000,000 shares of Class A Voting Common Stock, $0.00001 par value per share (“Parent Class A Common Stock”), 2,339,765 shares of Class B Non-Voting Common Stock, $0.00001 par value per share (“Parent Class B Common Stock” and, together with Parent Class A Common Stock, the “Parent Common Stock”), 510,663 shares of Series A-1 Preferred Stock, $0.00001 par value per share (“Parent Series A-1 Preferred Stock”), 278,730 shares of Series A-2 Preferred Stock, $0.00001 par value per share (“Parent Series A-2 Preferred Stock”), 372,257 shares of Series B Preferred Stock, $0.00001 par value per share (“Parent Series B Preferred Stock” and, together with the Parent Series A-1 Preferred Stock and the Parent Series A-2 Preferred Stock, the “Parent Preferred Stock” and, together with the Parent Common Stock, “Parent Stock”). All shares of Parent Stock outstanding as of the Original Agreement Date have been duly authorized and validly issued (free of preemptive rights) and are fully paid and non-assessable. As of the Effective Time, there will be no issued or outstanding Parent Securities except as set forth on the Allocation Schedule.

(b) As of the Original Agreement Date, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Stock may vote.

(c) Except as set forth in this Section 5.05, as of the Original Agreement Date, there are, no issued, reserved for issuance, existing or outstanding Equity Securities of Parent (“Parent Securities”) or contractual obligations or commitments of any character relating to any Parent Securities, including any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Parent Securities. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. Parent does not have a shareholder rights plan in place.

(d) Except as set forth on Section 5.05(d) of the Parent Disclosure Schedule, there are no voting trusts, proxies or any other contracts or understandings with respect to the voting of Parent Stock. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Parent Stock. There are no declared or accrued but unpaid dividends or distributions with respect to any Parent Stock.

Section 5.06. Subsidiaries.

(a) Except as set forth in Section 5.06(a) of the Parent Disclosure Schedule, as of the Original Agreement Date, Parent does not own any Equity Securities of any Person.

(b) Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Parent (the “Parent Subsidiary Securities”).

Section 5.07. Financial Statements. Section 5.07 of the Parent Disclosure Schedule contains true, accurate and complete copies of the unaudited consolidated financial statements of Parent as of the Parent Balance Sheet Date (the “Parent Financial Statements”). Except as set forth in the notes thereto, the Parent Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis, the consolidated financial condition of the Asset Management Business as of the dates thereof and its consolidated results of operations, shareholders’ equity and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate).

Section 5.08. Disclosure Documents. At the time the Form S-4 or any amendment or supplement thereto is declared effective by the SEC, the Form S-4, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Form S-4 and Proxy Statement or any amendment or supplement thereto shall not, at the time the Form S-4 is declared effective by the SEC (or, with respect to any amendment or supplement, at the time such post- effective amendment or supplement becomes effective) and on the date the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.08 do not apply to statements or omissions included or incorporated by reference in the Form S-4 or Proxy Statement or any amendment or supplement thereto based upon information supplied by the Company or Merger Sub or any of their respective Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.09. Absence of Certain Changes. Since the Parent Balance Sheet Date and prior to the Original Agreement Date, there has not been any Parent Material Adverse Effect.

Section 5.10. No Undisclosed Liabilities. There are no Liabilities of the Parent or any of its Subsidiaries, other than: (a) Liabilities expressly disclosed and provided for in the Parent Financial Statements or in the notes thereto; (b) Liabilities incurred in connection with this Agreement and the Transactions; and (c) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11. Compliance with Laws.

(a) Parent and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries, nor any of their respective officers, directors, managers or employees (in connection with their activities on behalf of such employer), nor to the Knowledge of Parent, any agent or other third- party representative acting on behalf of Parent or any of its Subsidiaries, is currently, or has been since the Applicable Date, a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.

Section 5.12. Litigation. Since the Applicable Date, there has been no Proceeding pending against or, to the Knowledge of Parent, threatened by or against, or affecting Parent or any of its Subsidiaries or any officer, director, employee or equityholder Parent or any of its Subsidiaries before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets necessary to operate its business, including all property and assets reflected on the Parent Financial Statements or acquired after the Parent Balance Sheet Date, except as have been disposed of since the Parent Balance Sheet Date in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each lease, sublease or license, and all material amendments and modifications thereof as of the Original Agreement Date, with respect to any real property leased by or for the benefit of the Parent or any of its Subsidiaries (the “Parent Leased Real Property” and each such lease, sublease or license, a “Parent Real Property Lease”) is valid, binding, enforceable and in full force and effect with respect to the Parent or one of its Subsidiaries and, to the Knowledge of the Parent, to the counterparty thereto, (ii) neither the Parent nor any of its Subsidiaries, nor to the Parent’s Knowledge any other party to a Parent Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Parent Real Property Lease, and neither the Parent nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Parent Real Property Lease.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Company has not received any written notice that all or any portion of Parent Leased Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of the Parent, no such order is threatened.

(d) Except for any Parent Permitted Liens and as set forth in Section 5.13(d) of the Parent Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent the Parent or any of its Subsidiaries from using any Parent Leased Real Property for its current use and (ii) all structures and other buildings on the Parent Leased Real Property are in good operating condition sufficient for the operation of the Parent’s business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

Section 5.14. Intellectual Property, Rights and IT Assets.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Parent Intellectual Property Rights are valid, subsisting and, to the Parent’s Knowledge, enforceable; (ii) the Parent or its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Parent Permitted Liens), all Parent Intellectual Property Rights; and (iii) the Parent or its Subsidiaries own all right, title and interest in, or have a written license or other, to the Parent’s Knowledge, valid and enforceable right to use, all Intellectual Property Rights that are necessary for the operation of the business of the Parent and its Subsidiaries.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) the conduct of the Parent’s business as currently conducted by the Parent and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate (and the Parent and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property Rights of any Person; (ii) as of the Original Agreement Date, there was no claim pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries alleging that the Parent or any of its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any Person; and (iii) no Person is infringing, misappropriating, diluting or otherwise violating the Parent Intellectual Property Rights.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect the Parent and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Parent Intellectual Property Rights, the value of which to the Parent and its Subsidiaries is contingent upon maintaining the confidentiality thereof and the Parent and its Subsidiaries have not disclosed any such Parent Intellectual Property Rights to any Third Party other than pursuant to a written confidentiality agreement (or equivalent professional obligations of confidentiality) pursuant to which such Third Party agrees to protect such Parent Intellectual Property Rights.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) the Parent or its Subsidiaries possess all necessary rights to use all Parent IT Assets that are currently used in the current operation of the business of the Company and its Subsidiaries; (ii) the Parent IT Assets operate and perform in a manner that permits the Parent and its Subsidiaries to conduct their respective businesses as currently conducted; (iii) through the Original Agreement Date, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Parent IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, exfiltration, theft, corruption, alteration (each, a “Parent Data Incident”); and (iv) Parent and its Subsidiaries have implemented and maintained commercially reasonable technical, physical and organizational measures, in compliance with all Applicable Laws with respect to the protection of the Parent IT Assets (and all information and transactions stored or contained therein or transmitted thereby) and all Personal Data in their possession or control against any Parent Data Incident.

Section 5.15. Permits. The Parent and its Subsidiaries possess, and since the Applicable Date have possessed all material Governmental Authorizations required under Applicable Law for the ownership, lease, operation, use or maintenance of their business as currently conducted. Except as set forth in Section 5.15 of the Parent Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the Applicable Date, the Parent and its Subsidiaries (i) are and have been in material compliance with all such Governmental Authorizations, (ii) have not received any written notification or communication from any Governmental Authority asserting that the Parent or one of its Subsidiaries is or was not in compliance with any such Governmental Authorization and (iii) have not been threatened in writing of the suspension, revocation, cancellation or modification of any such Governmental Authorization. The Parent and its Subsidiaries have filed all necessary applications to renew or, if applicable, replace such Governmental Authorizations, except for any such failure to file that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. None of such Governmental Authorizations will be subject to revocation, suspension, modification, cancellation, rescission, non-renewal or termination as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct, and complete in all material respects and have been prepared in substantial compliance with all Applicable Law, (b) Parent and each of its Subsidiaries has timely paid in full to the appropriate Taxing Authority all Taxes due and payable by each of them (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of Parent in accordance with GAAP and (c) Parent and each of its Subsidiaries has timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and has and have complied in all material respects with Applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.

Section 5.17. Employees and Employee Benefit Plans.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Plan has been operated, maintained, funded and administered in accordance with its terms and in accordance with Applicable Law.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Parent Service Provider to any payment or benefit payable by the Parent or its Subsidiaries, (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or increase the amount payable, to any current or former Parent Service Provider by the Parent or its Subsidiaries, (iii) limit the right to merge, amend or terminate any Parent Plan or (iv) result in any payments or benefits that would be nondeductible by reason of Section 280G of the Code.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) sponsors, maintains or contributes to, or has since the Applicable Date sponsored, maintained or contributed to (1) a Multiemployer Plan, (2) a Title IV Plan, (3) a multiple employer plan (as described in Section 413(c) of the Code); or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (ii) has or is reasonably expected to have any current or contingent liability (either directly or indirectly as a result of the Parent or its Subsidiaries’ affiliation with their ERISA Affiliates) with respect to any other plan, that is subject to Title IV of ERISA, including any Multiemployer Plan as a result of having been treated as part of a “single employer” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked.

(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Plan provides or is reasonably expected to have any liability with respect to any post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by COBRA or other Applicable Law.

(f) Neither the Parent nor any of its Subsidiaries is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement, works council agreement or similar agreement or other relationship with any labor union, works council or other collective employee representative (including any such agreements that apply on a national or industry-wide basis). There is no material labor strike, slowdown or stoppage pending or, to the Parent’s Knowledge, threatened against or affecting the Parent or any of its Subsidiaries.

(g) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither the Parent nor its Subsidiaries has any obligation to gross- up, indemnify or otherwise reimburse any current or former Parent Service Provider for any Tax incurred by such Parent Service Provider.

(h) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) no Proceeding or investigation (other than routine claims for benefits) is pending against or involves or, to the Parent’s Knowledge, is threatened against or threatened to involve, any Parent Plan before any Governmental Authority and (ii) there is no charge, complaint or proceeding pending, threatened in writing or to the Parent’s Knowledge, threatened orally, nor has there been a charge, complaint or proceeding since the Applicable Date, against the Parent or any of its Subsidiaries alleging unlawful discrimination in employment practices before any Governmental Authority, and there is no charge of or proceeding pending, threatened in writing, or to the Parent’s Knowledge, threatened orally, nor has there been a charge or proceeding since the Applicable Date, with regard to any unfair labor practice against the Parent or any of its Subsidiaries pending before the National Labor Relations Board or any Governmental Authority.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, terms and conditions of employment, health and safety, workers’ compensation, wages, hours, overtime, independent contractor classification, exempt status classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health continuation coverage under group health plans.

(j) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Parent, the Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance with WARN and have no liabilities or other obligations thereunder.

(k) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, since the Applicable Date, the Parent and its Subsidiaries have (i) investigated in accordance with the Parent’s internal complaint procedures all sexual harassment or other discrimination or retaliation allegations made by a current or former Parent Service Provider against any current or former director or executive officer or employee at or above the vice president or equivalent level of the Parent or its Subsidiaries of which the Parent or its Subsidiaries are aware or has been made aware and (ii) not entered into any settlement agreement with a current or former Parent Service Provider relating to any allegations of sexual harassment or other discrimination or retaliation by any current executive officer or employee at or above the vice president or equivalent level of the Parent or its Subsidiaries.

Section 5.18. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except as set forth on Section 5.18(a) of the Parent Disclosure Schedule:

(a) no written notice, demand, request for information, citation, summons, order, complaint, or penalty has been received by the Parent or any of its Subsidiaries arising out of any Environmental Laws that is currently unresolved, and there are no judicial, administrative or other Proceedings pending or, to the Parent’s Knowledge, threatened in writing, against the Parent or any Subsidiary, in each case which relate to or arise out of any liability of the Parent or any of its Subsidiaries under, or violation by the Parent or any of its Subsidiaries of, any Environmental Laws;

(b) the Parent and each of its Subsidiaries have obtained and maintained all permits, licenses, authorizations, certifications, and registrations required under Environmental Laws and necessary for their operations or the occupancy of the Parent Leased Real Property to comply with all Environmental Laws and are in compliance with such permits;

(c) the operations of the Parent and each of its Subsidiaries are in compliance with all the terms of applicable Environmental Laws; and

(d) neither the Parent nor its Subsidiaries have released any Hazardous Substances at any Parent Leased Real Property, in each case so as to give rise to any liabilities pursuant to Environmental Laws.

Section 5.19. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) Parent and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of Parent and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither Parent nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 5.20. Finders’ Fees. Except for fees in the amounts due and payable (assuming the Closing occurs) to those Persons set forth on Section 5.20 of the Parent Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary who is or may be entitled to, or has asserted that it is or would be entitled to, any brokerage fee, finder’s fee, commission or other similar fee from the Company or any of its Affiliates.

Section 5.21. Intended Tax Treatment. As of the Original Agreement Date, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have, after reasonable consultation with Parent Tax Counsel, any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Intended Tax Treatment from being satisfied.

Section 5.22. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement, as qualified by the Company Disclosure Schedule, or any certificate delivered pursuant to this Agreement, and the representations and warranties set forth in the other Transaction Agreements (as applicable), Parent acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or Merger Sub to Parent or any of its Representatives or Affiliates in connection with the Transactions, and Parent hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, Merger Sub or their respective Representatives or Affiliates. Parent also acknowledges and agrees that the Company, Merger Sub and their respective Representatives or Affiliates make no representation or warranty with respect to any projections or forecasts or forward-looking estimates, including with respect to future revenues or future cash flows of the Company, Merger Sub or any of their respective Subsidiaries, in each case, heretofore or hereafter delivered to or made available to Parent or its Representatives or Affiliates.

ARTICLE 6

Covenants of the Company and Merger Sub

Section 6.01. Conduct of the Company. From the Original Agreement Date until the Effective Time, except (1) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, except Parent may withhold its consent in its sole discretion with respect to the following clauses (b)(i) and (b)(iii)), (2) as expressly required or expressly contemplated by the Transaction Agreements, or (3) as set forth in Section 6.01 of the Company Disclosure Schedule or (4) as required by Applicable Law or Order (in which case, the Company shall first consult with Parent, and consider in good faith Parent’s suggestions to comply with Applicable Law), each of the Company and Merger Sub (a) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course, and (b) shall not, and shall not permit any of its Subsidiaries to:

(i) amend its Organizational Documents, other than in immaterial respects;

(ii) (A) split, combine or reclassify any shares of the Company Securities or Company Subsidiary Securities, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Securities or Company Subsidiary Securities or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance any Company Class B Common Stock issuable upon exercise or termination of the Company Warrants described in Section 4.05(a), or (B) amend any term of any Company Security or any Company Subsidiary Security, except as expressly required by the terms of any Company Plan in effect on the Original Agreement Date;

(iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities or businesses, or enter into any partnership, joint venture or strategic alliance, except for acquisitions of assets in the ordinary course of business;

(v) sell, assign, lease, license, convey or otherwise transfer or dispose of, or incur any Lien (other than Company Permitted Liens) on, any of its assets (including any Company Intellectual Property Rights or Licensed Intellectual Property Rights, in each case, other than pursuant to non-exclusive licenses or sublicenses granted to customers in the ordinary course of business consistent with past practice), securities, properties, interests or businesses, other than such actions for fair consideration in the ordinary course of business;

(vi) except as expressly required by the terms of any Company Plan as in effect on the Original Agreement Date or adopted or amended in accordance with the terms of this Agreement, (A) increase or change the compensation or benefits payable to any current or former Company Service Provider (other than increases in base compensation of not more than 3% to employees with base compensation of less than $100,000, disregarding such increase in the ordinary course of business), (B) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund or secure the payment of, any compensation or benefits of any current or former Company Service Provider under any Company Plan, (C) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Company Service Provider, (D) terminate, enter into, adopt, materially amend, materially modify or renew any material Company Plan, (E) provide any obligation to gross-up, indemnify or otherwise reimburse any Company Service Providers for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code, (F) (x) hire any employees with annual base compensation of greater than $50,000 or (y) terminate the employment of any employees with annual base compensation of greater than $100,000, other than for cause, or take any action (or omit to take any action) that would result in such employee having a right to resign with “good reason” or term of similar meaning, (G) establish, adopt, enter into or amend any collective bargaining or similar agreement or (H) recognize any labor union or any other organization seeking to represent any employees of the Company;

(vii) make or authorize any capital expenditure other than any capital expenditures that do not exceed $50,000 in the aggregate;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person (other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business);

(ix) incur, assume or otherwise become liable for any indebtedness for borrowed money (or guarantees thereof) or issue any debt securities or assume or guarantee the obligations of any other Person;

(x) (A) amend or modify in any material respect, terminate (other than any expiration in accordance with the terms of an existing Material Contract) or waive any of its material rights or claims under any Material Contract or any Company Real Property Lease, or (B) enter into any Contract that would, if entered into prior to the Original Agreement Date, constitute a Material Contract or Company Real Property Lease, in each case, other than with respect to Contracts described in clauses (vii) or (xv) of the definition of “Material Contracts” (and not in any other clauses thereof), in the ordinary course of business;

(xi) settle, release, waive, discharge or compromise (or offer to do any of the foregoing) any Proceeding involving or against the Company, other than settlements that (A) do not require monetary payments by the Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate and (B) do not involve injunctive relief against the Company, the admission of guilt or wrongdoing or any restriction that could be expected to materially limit the Company in the conduct of their business, assets or operations;

(xii) change the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(xiii) (A) make, change, revoke, rescind, or otherwise modify any material Tax election; (B) file any amended or otherwise modify any income or other material Tax Return; (C) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method, principles, or practices; (D) settle, consent to, or compromise (in whole or in part) any material Proceeding, assessment, audit, examination or other litigation related to income or other material Taxes; (E) surrender any right to claim a material Tax refund, offset, or other reduction in liability; (F) consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than any routine extension granted in the ordinary course of business); (G) enter into any closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); or (H) a change in the entity classification of a Company Subsidiary for U.S. federal income tax purposes;

(xiv) enter into any new line of business;

(xv) liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of the Company (excluding, for the avoidance of doubt, any of its Subsidiaries), or adopt a plan with respect thereto, or fail to maintain the Company’s existence; or

(xvi) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholders Meeting. The Company shall (a) as soon as reasonably practicable after the Form S-4 (which shall include the Proxy Statement) is declared effective under the 1933 Act, establish a record date for, promptly and duly call and give notice of, and, as promptly as practicable after the effectiveness of the Form S-4, commence mailing of the Proxy Statement to the holders of Company Common Stock as of the record date established for a meeting of holders of the shares of Company Common Stock (the “Company Stockholders Meeting”) for purposes of seeking the Company Stockholder Approval and any other stockholder approvals required by Applicable Law in connection with the Transactions and (b) initiate a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the first mailing of the Proxy Statement, and no later than the 35th day following the first mailing of the Proxy Statement, pursuant to the foregoing clause (a), convene and hold the Company Stockholders Meeting, provided that the Company may adjourn or recess the Company Stockholders Meeting to a later date with Parent’s consent or to the extent, after reasonable consultation with Parent, the Company believes in good faith that such adjournment or recess is reasonably necessary to (i) ensure that any required supplement or amendment to the Proxy Statement that the Company Board has determined in good faith to be necessary under Applicable Law after consultation with, and taking into account the advice of, outside legal counsel, is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval (including after commencement of a Company Acquisition Proposal that is a tender offer or exchange offer), or (iii) ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting (in which case, the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable); provided, however, that the Company Stockholders Meeting shall not be adjourned or recessed to a date that is more than 20 calendar days after the date for which the Company Stockholders Meeting was originally scheduled without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent. Subject to Section 6.03(a), (A) the Company Board shall recommend that the holders of shares of Company Common Stock approve this Agreement, the Merger, the Organizational Documents Amendments (including the Redesignation) and the other Transactions, and the Company shall include such Company Board Recommendation and the Company Financial Advisor Opinion in the Proxy Statement, (B) the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval, and (C) the Company shall otherwise comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting.

Section 6.03. No Solicitation; Other Offers.

(a) No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.03, until the earliest to occur of the termination of this Agreement in accordance with the terms of Article 11 and the Effective Time, the Company shall not and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or take any action to knowingly assist, facilitate or encourage (including by way of furnishing information) the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) enter into or knowingly participate in any substantive discussions with or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in connection with any Company Acquisition Proposal, (iii) (A) withdraw or withhold (or qualify or modify in a manner adverse to Parent), or publicly announce its intention to do the same, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Proxy Statement in accordance with Section 6.02, (B) other than with respect to a tender offer or exchange offer that is the subject of the following clause (C), within 10 Business Days of Parent’s written request, fail to publicly make or reaffirm the Company Board Recommendation following the date any Company Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of the Company, or (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (C), a “Company Adverse Recommendation Change”), (iv) enter into any an amendment, grant any waiver or release or terminate any provision under any standstill, confidentiality or other similar agreement, (v) enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other Contract providing for or relating to a Company Acquisition Proposal other than an Acceptable Confidentiality Agreement, or (vi) resolve, authorize, propose or agree to do any of the foregoing. Promptly after the Original Agreement Date, the Company shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to (1) immediately cease any solicitations, discussions or negotiations with any other Person in connection with a Company Acquisition Proposal (other than Parent and its Affiliates), (2) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal or potential Company Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by or on behalf of the Company, its Subsidiaries or any of its or their respective Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (3) terminate access to any physical or electronic data rooms previously granted to such Persons in each case previously provided or granted in connection with a possible Company Acquisition Proposal.

(b) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the remainder of this Article 6, at any time prior to receipt of the Company Stockholder Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide written Company Acquisition Proposal after the Original Agreement Date that was not solicited in breach of Section 6.03(a) and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, in each case, if the Company Board, after consultation with its outside legal counsel and its financial advisor prior to taking the actions described in clauses (A) or (B) above, determines in good faith that such written Company Acquisition Proposal constitutes or would reasonably be expected to lead to, a Company Superior Proposal, and that failure to take such action would violate the fiduciary duties of the members of the Company Board under Applicable Law; provided that, to the extent that any material nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given material access which was not previously provided to or made available to Parent, such material nonpublic information or access is provided or made available to Parent substantially contemporaneously with (or within 24 hours following) the time it is provided to such Third Party; and

(ii) subject to compliance with Section 6.03(d), the Company Board may, (A) in response to a bona fide written Company Acquisition Proposal made after the Original Agreement Date that did not result from a breach of Section 6.03(a), (x) make a Company Adverse Recommendation Change and/or (y) terminate this Agreement pursuant to and in accordance with Section 11.01(d)(i) and in compliance with Section 12.04(b) in order to substantially concurrently enter into a written definitive agreement for such Company Superior Proposal, in each case, if the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal, and that failure to take the action described in the foregoing clause (x) or (y), as the case may be, would violate the fiduciary duties of the members of the Company Board under Applicable Law; or (B) in response to a Company Intervening Event, make a Company Adverse Recommendation Change if, prior to making such Company Adverse Recommendation Change, the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would violate the fiduciary duties of the members of the Company Board under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the Transactions or a Company Acquisition Proposal (provided that neither the Company nor the Company Board may make a Company Adverse Recommendation Change unless permitted by this Section 6.03(b)), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting and engaging in discussions with any Person or group and their respective Representatives who has made a Company Acquisition Proposal after the Original Agreement Date solely for the purpose of clarifying such Company Acquisition Proposal and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.03.

(c) Required Notices. From and after the Original Agreement Date, the Company shall notify Parent in writing promptly (and in any event within 24 hours) (A) of the receipt by the Company of any Company Acquisition Proposal, or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Company Acquisition Proposal, and such notice shall include, to the extent then known to the Company, the identity of the Person making the Company Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof (along with unredacted copies of such Company Acquisition Proposal and all proposed transaction agreements and other material documents provided in connection therewith (or, if not delivered in writing, a summary of the material terms and conditions of any such Company Acquisition Proposal, inquiry, proposal or offer)), (B) of any request for material nonpublic information relating to the Company, or for access to the business, properties, assets, books or records or personnel of the Company, by any Third Party in connection with a Company Acquisition Proposal or who would reasonably be expected to make a Company Acquisition Proposal (and such notice shall include, to the extent then known to the Company, the identity of the Person making such request and the nature of such information) and (C) keep Parent informed on a reasonably current basis of any material change, amendment or modification to the status, terms or conditions of any Company Acquisition Proposal, inquiry, proposal, offer or request (including by providing Parent with unredacted copies of any such change, amendment or modification, and communications with respect thereto (or, if not delivered in writing, a summary of any such change, amendment or modification)). The Company agrees that it shall not enter into any confidentiality agreement with any Person subsequent to the Original Agreement Date which prohibits the Company from providing information to Parent in accordance with this Section 6.03(c).

(d) Last Look. Neither the Company Board nor the Company shall take any of the actions referred to in Section 6.03(b)(ii) unless: (i) the Company shall have notified Parent, in writing and at least five Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Company Adverse Recommendation Change, and attaching (A) an unredacted copy of the Company Superior Proposal and any proposed agreements relating to such Company Superior Proposal, or (B) in the case of a Company Intervening Event a reasonably detailed description of such Company Intervening Event, (ii) during such five Business Day period following the date on which such notice is received by Parent, the Company shall have negotiated with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Company Board shall have, as a condition to effecting a Company Adverse Recommendation Change, considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and any other information offered by Parent in response to the notice from the Company and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the Company Superior Proposal or Company Intervening Event would nevertheless continue to constitute a Company Superior Proposal or Company Intervening Event, as applicable, and failure to take such action would violate the fiduciary duties of the members of the Company Board under Applicable Law and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence during which time the Company shall be required to comply with the requirements of this Section 6.03(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

(e) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Company Superior Proposal” means a bona fide, written Company Acquisition Proposal (but substituting “more than 50%” for all references to “20%” in the definition of such term) that did not result from a breach of Section 6.03(a) on terms that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, considering all relevant legal, regulatory and financing aspects of such Company Acquisition Proposal is more favorable (including from a financial point of view) to the Company’s stockholders than the Transactions, in each case, taking into consideration (A) all relevant factors (including the identity of the counterparty, the terms and conditions of such Company Acquisition Proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation, and such other factors determined by the Company Board in good faith to be relevant)) and (B) if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.03(d) that, if accepted by the Company, would be binding upon Parent.

(ii) “Company Intervening Event” means any event, fact, circumstance, development or occurrence that (A) was not known to or reasonably foreseeable by the Company Board as of the Original Agreement Date, which event or circumstance becomes known to or by the Company Board prior to receipt of the Company Stockholder Approval or (B) was known to or reasonably foreseeable by the Company Board as of the Original Agreement Date, but the consequences of which (or the magnitude thereof) were not known to or reasonably foreseeable by the Company Board as of the Original Agreement Date, and, in each case, does not relate to a Company Acquisition Proposal or Company Superior Proposal; provided that in no event shall the fact that the Company meets or exceeds any internal or published projections, forecasts or estimates or other financial performance or results of operations for any period or changes in the credit rating, market price or trading volume of any securities of the Company or its subsidiaries in and of itself constitute a Company Intervening Event, provided that in the case of the facts described in the foregoing proviso, the underlying causes of such facts may be considered and taken into account in determining whether there has been a Company Intervening Event.

Section 6.04. Termination of Company Affiliate Transactions. Except as set forth on Section 6.04 of the Company Disclosure Schedule or as may be requested by Parent in writing after the Original Agreement Date and prior to the Closing Date, effective as of the Effective Time, the Company shall fully pay, settle or discharge all balances owed from the Company to any of its Affiliates and terminate all Company Affiliate Transactions, in each case without any continuing Liability of the Company (or Parent or any of its Affiliates) thereunder. Effective as of the Effective Time, the Company shall terminate, or cause to be terminated, all Contracts set forth (or required to be set forth) on Section 4.22 of the Company Disclosure Schedule. At least ten Business Days prior to the Closing, the Company shall deliver to Parent forms of each termination required by this Section 6.04. The effective version of each such termination will be in a form reasonably satisfactory to Parent.

Section 6.05. Resignations of Directors and Officers. Prior to the Closing Date, (a) except (i) as otherwise requested in writing by Parent prior to the Effective Time and (ii) for the Continuing Company Director in such individual’s capacity as a director, the Company shall either remove (or cause the removal of) or procure resignation letters (in a form and substance reasonably satisfactory to Parent) of each individual serving as a director or officer of the Company or any of its Subsidiaries, in each case, solely in such individual’s capacity as a director or officer, as applicable, and in each case conditioned upon and effective as of the Effective Time, and shall deliver, or cause to be delivered, to Parent such procured resignation letters (or evidence of such removal) at or prior to the Closing and (b) effective as of the Effective Time, the Company shall appoint to the Company Board all individuals designated in writing by Parent prior to the Effective Time. The Continuing Company Director will be a Class III director (as described in the Company A&R Articles of Incorporation). For the avoidance of doubt, no such resignation shall apply to any Person’s position as an employee or consultant of the Company or any of its Subsidiaries or affect any Person’s rights under an existing employment or consulting agreement, including, an employee or consultant’s right to severance.

Section 6.06. Financing Cooperation. Prior to the Closing, the Company and Merger Sub shall provide, and shall cause their respective Subsidiaries and Representatives to provide, cooperation in connection with the arrangement and consummation of any Financing or filing of any registration statement, in each case as may be requested by Parent, including (i) taking all actions necessary to consummate equity financing issued by the Company, including by causing the Company to issue equity securities, or agree to issue equity securities (provided that neither the Company nor Merger Sub shall be obligated to take any such action that is not conditioned upon the occurrence of Closing), (ii) furnishing any financial data or other information of the type required or customarily included in a registration statement on Form S-1 for non-reporting companies or by Regulation S-X and Regulation S-K under the 1933 Act for registered offerings of equity securities at such time, and of the type and form customarily included in offering documents for an offering of equity securities that is registered with the SEC, (iii) furnishing other documents and information regarding the Company or its Subsidiaries required or requested in connection with the delivery of any customary negative assurance opinion, (iv) assisting with the preparation of any customary offering documents or memoranda, prospectuses and similar documents and to be used in connection with any Financing, (v) causing the Company’s auditors to deliver drafts of customary comfort letters, including as to customary negative assurances and change period, confirming that such auditors are prepared to issue any such comfort letter requested in connection with any financing, and obtaining consents of the Company’s auditors for use of their reports in any materials relating to any Financing and to be named as experts in connection with any filings pursuant to the Securities Act or the Exchange Act, and (vi) executing and delivering (or obtaining from its advisors), customary certificates, legal opinions or other documents and instruments relating to other matters ancillary to any Financing as may be requested by the Parent therewith; provided, that nothing herein shall require such cooperation to the extent it would materially and unreasonably interfere with the business or operations of the Company. Neither Company nor Merger Sub shall be required to take any such action that would subject them to liability, to pay any commitment or other similar fee or make any other payment (other than costs that will be reimbursed by Parent, provided such expense reimbursement invoices are supported by reasonable documentation of the expenses set forth therein) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, in each case prior to the Closing. The Company hereby consents to the reasonable use of the Company’s logos in connection with any financing.

Section 6.07. Interim Financials. Within (a) 45 days of the end of each fiscal quarter of the Company (other than the last fiscal quarter of its fiscal year), the Company shall deliver to Parent a balance sheet and statements of stockholders’ equity and cash flows for the Company for such fiscal quarter and (b) 90 days of the end of each fiscal year of the Company, the Company shall deliver to Parent a balance sheet and statements of stockholders’ equity and cash flows for the Company for such fiscal year.

Section 6.08. Organizational Documents Amendments. Promptly after receiving the Company Stockholder Approval and after the effectiveness of the High Vote Stock Conversion but prior to the Closing Date, the Company shall take all actions necessary to effectuate the Organizational Documents Amendments, including making all required filings with the Nevada Secretary of State in accordance with the NRS. The Organizational Documents Amendment will provide for the Redesignation.

Section 6.09. High Vote Stock Conversion. The Company shall take all actions necessary to effect the High Vote Stock Conversion after the receipt of the Company Stockholder Approval and prior to effectiveness of the Organizational Documents Amendments. In consideration of the holders of Company Class A Common Stock effecting the High Vote Stock Conversion, and notwithstanding anything to the contrary herein (including Section 6.01), concurrently with the consummation of the High Vote Stock Conversion, the Company shall pay to each such holder, in respect of each share of Company Class A Common Stock then held by such holder, an amount of cash equal to the quotient obtained by dividing (1) the High Vote Waiver Payment by (2) the aggregate number of shares of Company Class A Common Stock then held by all such holders, in each case in consideration for such holder’s agreement to consummate the High Vote Stock Conversion, waive all dissenter’s or appraisal rights such holder may have relating to this Agreement, the Merger or the Transactions, and comply with its other obligations under the Support Agreement. For the avoidance of doubt, any Company Class A Common Stock converted in the High Vote Stock Conversion shall be and remain entitled to one vote per share after the Redesignation.

Section 6.10. Name Change. The Company shall take all action necessary under the NRS and the Company’s Organizational Documents to change its name, pursuant to and in accordance with NRS 78.390(8), to a name designated by Parent effective as of the Effective Time.

Section 6.11. Nasdaq Listing. At the request of Parent and to the extent necessary to prevent the Company Class B Stock from being delisted from the Nasdaq, the Company shall effect a reverse stock split in a manner directed by Parent.

Section 6.12. Director and Officer Liability.

(a) For six years after the Effective Time, the Company shall, and shall cause the Surviving Company to, indemnify and hold harmless the present and former directors and officers of the Company and Parent and their respective Subsidiaries (solely in such capacity) and any individuals serving in such capacity at or with respect to other Persons at the Company’s, Parent’s or their respective Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Applicable Law or provided under the Company’s, Parent’s or their respective Subsidiaries’, as applicable, Organizational Documents in effect on the Original Agreement Date; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any Proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Company shall, and shall cause the Surviving Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding or investigation, in each case, on the same terms as provided in the applicable Organizational Documents in effect on the Original Agreement Date; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.12, upon learning of any such Proceeding, shall notify the Surviving Company thereof (but the failure so to notify shall not relieve the Company from any obligations that it may have under this Section 6.12 except to the extent such failure materially prejudices the Company’s or the Surviving Company’s position with respect to such claims) and agree, in a form reasonably acceptable to the Company, to reimburse the Company to the extent a court of competent jurisdiction determines that such Person was not entitled to indemnification for such claim.

(b) For six years after the Effective Time, the Company shall cause to be maintained in effect provisions in the Organizational Documents of the Surviving Company and its Subsidiaries (or in the Organizational Documents of any successor to the Surviving Company or its Subsidiaries) regarding limitation of liability of directors and officers, indemnification of directors and officers and advancement of fees, costs and expenses to directors and officers that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the Original Agreement Date.

(c) The Company shall, or shall cause the Surviving Company to, as of the Effective Time, obtain and fully pay the premiums for the non-cancellable extensions of the directors’ and officers’ liability coverage of each of the Company’s and the Surviving Company’s existing directors’ and officers’ insurance policies and existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as the Company’s or the Surviving Company’s, as applicable, current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under the Company’s or the Surviving Company’s, as applicable, existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided that the cost of any such tail policy shall not exceed 300% of the aggregate annual premium paid by the Company or the Surviving Company, as applicable, in respect of the applicable D&O Insurance and set forth in Section 6.12(c) of the Company Disclosure Schedule or Section 6.12(c) of the Parent Disclosure Schedule, as applicable; provided, further, that if the aggregate premium of any such tail policy exceeds such amount, then the Company shall, or shall cause the Surviving Company to, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 6.12.

(e) The rights of each Indemnified Person under this Section 6.12 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any Applicable Law or under any agreement of any Indemnified Person that is set forth in Section 6.12(e) of the Company Disclosure Schedule; provided that, notwithstanding anything to the contrary herein, all such rights of any Indemnified Person who is party to the Support Agreement shall be subject to and qualified in all respects by the terms thereof and waivers set forth therein. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

ARTICLE 7

Covenants of Parent

Section 7.01. Conduct of Parent . From the Original Agreement Date until the Effective Time, except (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or expressly contemplated by the Transaction Agreements, (x) any actions in respect of Strive Wealth Management or otherwise as reasonably required to effect the Pre-Closing Reorganization, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule or (z) as required by Applicable Law or Order (in which case, the Parent shall first consult with Company, and consider in good faith Company’s suggestions to comply with Applicable Law), Parent (a) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course, and (b) shall not, and shall not permit any of its Subsidiaries to:

(i) amend its Organizational Documents in a manner that would, or would reasonably be expected to, restrain, prevent or materially delay the consummation of the transactions contemplated hereby;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the capital stock of Parent; or

(iv) agree, resolve or commit to do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, Parent and each of its Affiliates may, prior to the Effective Time, transfer, dividend, distribute or otherwise pay to any Person (including its equityholders) and in any manner any and all cash and cash equivalents of Parent and its Subsidiaries.

Section 7.02. No-Shop.

(a) Except as otherwise expressly permitted by the remainder of this Section 7.02, until the earliest to occur of the termination of this Agreement in accordance with the terms of Article 11 and the Effective Time, Parent shall not and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or take any action to knowingly assist, facilitate or encourage (including by way of furnishing information) the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, a Parent Alternative Proposal, (ii) enter into or knowingly participate in any substantive discussions with or negotiations with, furnish any material nonpublic information relating to Parent or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in connection with any Parent Alternative Proposal, (iii) (A) withdraw or withhold (or qualify or modify in a manner adverse to the Company), or publicly announce its intention to do the same, the Parent Board Recommendation or (B) within 10 Business Days of the Company’s written request, fail to publicly make or reaffirm the Parent Board Recommendation following the date any Parent Alternative Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of Parent (any of the foregoing in clauses (A) through (B), a “Parent Adverse Recommendation Change”), (iv) enter into any an amendment, grant any waiver or release or terminate any provision under any standstill, confidentiality or other similar agreement, (v) enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other Contract providing for or relating to a Parent Alternative Proposal other than an Acceptable Confidentiality Agreement, or (vi) resolve, authorize, propose or agree to do any of the foregoing. Promptly after the Original Agreement Date, Parent shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to (1) immediately cease any solicitations, discussions or negotiations with any other Person in connection with a Parent Alternative Proposal (other than the Company and its Affiliates), (2) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Parent Alternative Proposal or potential Parent Alternative Proposal promptly destroy or return to Parent all nonpublic information heretofore furnished by or on behalf of Parent, its Subsidiaries or any of its or their respective Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (3) terminate access to any physical or electronic data rooms previously granted to such Persons in each case previously provided or granted in connection with a possible Parent Alternative Proposal.

(b) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the remainder of this Article 7, at any time prior to receipt of the Parent Stockholder Approval:

(i) Parent, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide written Parent Alternative Proposal after the Original Agreement Date that was not solicited in breach of Section 7.02(a) and (B) furnish to such Third Party or its Representatives nonpublic information relating to Parent or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of Parent or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, in each case, if the Parent Board, after consultation with its outside legal counsel and its financial advisor prior to taking the actions described in clauses (A) or (B) above, determines in good faith that such written Parent Alternative Proposal constitutes or would reasonably be expected to lead to, a Parent Superior Proposal, and that failure to take such action would violate the fiduciary duties of the members of the Parent Board under Applicable Law; provided that, to the extent that any material nonpublic information relating to Parent or its Subsidiaries is provided to any such Third Party or any such Third Party is given material access which was not previously provided to or made available to Parent, such material nonpublic information or access is provided or made available the Company substantially contemporaneously with (or within 24 hours following) the time it is provided to such Third Party; and

(ii) subject to compliance with Section 7.02(d), the Parent Board may, (A) in response to a bona fide written Parent Alternative Proposal made after the Original Agreement Date that did not result from a breach of Section 7.02(a), (x) make a Parent Adverse Recommendation Change and/or (y) terminate this Agreement pursuant to and in accordance with Section 11.01(c)(i) and in compliance with Section 12.04(c) in order to substantially concurrently enter into a written definitive agreement for such Parent Superior Proposal, in each case, if the Parent Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and that failure to take the action described in the foregoing clause (x) or (y), as the case may be, would violate the fiduciary duties of the members of the Parent Board under Applicable Law; or (B) in response to a Parent Intervening Event, make a Parent Adverse Recommendation Change if, prior to making such Parent Adverse Recommendation Change, the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would violate the fiduciary duties of the members of the Parent Board under Applicable Law.

In addition, nothing contained in this Agreement shall prevent Parent or the Parent Board (or any committee thereof) from contacting and engaging in discussions with any Person or group and their respective Representatives who has made a Parent Alternative Proposal after the Original Agreement Date solely for the purpose of clarifying such Parent Alternative Proposal and the terms thereof or informing such Third Party of the restrictions imposed by this Section 7.02.

(c) Required Notices. From and after the Original Agreement Date, Parent shall notify the Company in writing promptly (and in any event within 24 hours) (A) of the receipt by Parent of any Parent Alternative Proposal, or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Parent Alternative Proposal, and such notice shall include, to the extent then known to Parent, the identity of the Person making the Parent Alternative Proposal, inquiry, proposal or offer and the material terms and conditions thereof (along with unredacted copies of such Parent Alternative Proposal and all proposed transaction agreements and other material documents provided in connection therewith (or, if not delivered in writing, a summary of the material terms and conditions of any such Parent Alternative Proposal, inquiry, proposal or offer)), (B) of any request for material nonpublic information relating to Parent, or for access to the business, properties, assets, books or records or personnel of Parent, by any Third Party in connection with a Parent Alternative Proposal or who would reasonably be expected to make a Parent Alternative Proposal (and such notice shall include, to the extent then known to Parent, the identity of the Person making such request and the nature of such information) and (C) keep the Company informed on a reasonably current basis of any material change, amendment or modification to the status, terms or conditions of any Parent Alternative Proposal, inquiry, proposal, offer or request (including by providing the Company with unredacted copies of any such change, amendment or modification, and communications with respect thereto (or, if not delivered in writing, a summary of any such change, amendment or modification)). Parent agrees that it shall not enter into any confidentiality agreement with any Person subsequent to the Original Agreement Date which prohibits Parent from providing information to the Company in accordance with this Section 7.02(c).

(d) Last Look. Neither the Parent Board nor Parent shall take any of the actions referred to in Section 7.02(b)(ii) unless: (i) Parent shall have notified the Company, in writing and at least five Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Parent Adverse Recommendation Change, and attaching (A) an unredacted copy of the Parent Superior Proposal and any proposed agreements relating to such Parent Superior Proposal, or (B) in the case of a Parent Intervening Event a reasonably detailed description of such Parent Intervening Event, (ii) during such five Business Day period following the date on which such notice is received by the Company, Parent shall have negotiated with the Company in good faith (to the extent the Company wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as the Company may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Parent Board shall have, as a condition to effecting a Parent Adverse Recommendation Change, considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company and any other information offered by the Company in response to the notice from Parent and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the Parent Superior Proposal or Parent Intervening Event would nevertheless continue to constitute a Parent Superior Proposal or Parent Intervening Event, as applicable, and failure to take such action would violate the fiduciary duties of the members of the Parent Board under Applicable Law and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence during which time Parent shall be required to comply with the requirements of this Section 7.02(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

(e) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Parent Superior Proposal” means a bona fide, written Parent Alternative Proposal that did not result from a breach of Section 7.02(a) on terms that the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, considering all relevant legal, regulatory and financing aspects of such Parent Alternative Proposal is more favorable (including from a financial point of view) to Parent’s stockholders than the Transactions, in each case, taking into consideration (A) all relevant factors (including the identity of the counterparty, the terms and conditions of such Parent Alternative Proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation, and such other factors determined by the Parent Board in good faith to be relevant)) and (B) if applicable, any changes to the terms of this Agreement proposed by the Company pursuant to Section 7.02(d) that, if accepted by Parent, would be binding upon the Company and Merger Sub.

(ii) “Parent Intervening Event” means any event, fact, circumstance, development or occurrence that (A) was not known to or reasonably foreseeable by the Parent Board as of the Original Agreement Date, which event or circumstance becomes known to or by the Parent Board prior to receipt of the Parent Stockholder Approval or (B) was known to or reasonably foreseeable by the Parent Board as of the Original Agreement Date, but the consequences of which (or the magnitude thereof) were not known to or reasonably foreseeable by the Parent Board as of the Original Agreement Date, and, in each case, does not relate to a Parent Alternative Proposal or Parent Superior Proposal; provided that in no event shall the fact that the Parent meets or exceeds any internal or published projections, forecasts or estimates or other financial performance or results of operations for any period or changes in the credit rating in and of itself constitute a Parent Intervening Event, provided that in the case of the facts described in the foregoing proviso, the underlying causes of such facts may be considered and taken into account in determining whether there has been a Parent Intervening Event.

ARTICLE 8

Covenants of the Company, Merger Sub, Parent

The parties hereto agree that:

Section 8.01. Regulatory Undertakings; Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions as soon as practicable (and, in any event, at least five Business Days prior to the End Date).

(b) Each party shall, subject to Applicable Law, (i) promptly notify the other parties of any substantive communication to that party from any Governmental Authority or private party regarding this Agreement or the Transactions and, subject to Applicable Law, permit the other parties and their outside counsel to review in advance, and consider in good faith the other party’s reasonable comments, to any proposed substantive written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any matters in connection with this Agreement or the Transactions unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties or their outside counsel promptly with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their controlled Affiliates and their controlled respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Applicable Law in connection with this Agreement; provided that any such material may be (A) designated by a party as restricted to “outside counsel” if such material is nonpublic and competitively sensitive, in which case, such material shall not be shared with employees, officers, managers or directors or their equivalents of the other party or (B) redacted as necessary to comply with contractual obligations or to address reasonable attorney-client or other privilege concerns. If any objections are asserted with respect to the Transactions under any Applicable Law, or if any Proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the Transactions, Parent and the Company shall consult and cooperate with the other party and use reasonable best efforts to promptly resolve such objections or challenges. Notwithstanding anything to the contrary herein, none of the parties nor any of their respective Affiliates shall be required to take any of the following actions (and, without the prior written consent of Parent after the Original Agreement Date, neither the Company nor any of its Subsidiaries shall take any of the following actions): (1) hold separate, sell, license, divest or otherwise dispose of any businesses or properties or assets, (2) terminate, amend or assign any existing relationships, ventures or contractual rights or obligations, (3) grant any right or commercial or other accommodation to, or enter into any contractual or other commercial relationship with, any third party, (4) impose limitations with respect to how such Person owns, retains, conducts or operates all or any portion of its businesses or assets, (5) oppose, through litigation or similar action, (I) any Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) or (II) any request for, the entry of, and seek to have vacated or terminated, any order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, (6) amend, waive, terminate or otherwise modify any term or provision of any of the other Transaction Agreements (or agree to any term or provision in any Transaction Agreement that conflicts with any term or provision set forth in this Agreement or any other Transaction Agreement) in a manner that affects the other party or any of its Affiliates’ rights or obligations, (7) take or agree to any other action, restraint or condition that would adversely affect the other party or any of its Affiliates, or (8) agree to take any action specified in clauses (1)-(7) (each of clauses (1)-(8), a “Burdensome Condition”); provided that, at Parent’s written request, the Company shall be required to take any of the foregoing actions to the extent such actions are conditioned on the Closing.

(c) Parent shall have primary responsibility for preparing and filing any submissions to (it being understood that the Company may be responsible for executing or providing its signature for such submissions (and to the extent required, the Company shall so execute or provide its signature)), and shall be entitled to direct the defense of this Agreement and the Transactions before, any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities.

Section 8.02. Certain Filings.

(a) The Company shall prepare and file a registration statement on Form S-4, of which the Proxy Statement shall form a part (the “Form S-4”). The Company shall use reasonable best efforts to have the Form S-4 declared effective and the Proxy Statement cleared by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the Transactions.

(b) The Company and Parent shall each cooperate with each other and use their reasonable best efforts to furnish the information required to be included in the Form S-4 and the Proxy Statement, and each party shall, as promptly as reasonably practicable, provide the other with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as reasonably practicable to any such comments made by the SEC or its staff with respect to the Form S-4, shall give the other party and its counsel a reasonable opportunity to review and comment on the Form S-4 each time before it is filed with the SEC and shall give reasonable and good-faith consideration to any comments thereon made by the other party and its counsel. The Company shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the 1933 Act. Parent shall use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Company Consideration Stock in the Merger. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the Form S-4 and the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, not misleading, the party that discovers such information shall as promptly as reasonably practicable notify the other party hereto and an appropriate amendment or supplement describing such information shall as promptly as reasonably practicable be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.

(c) In connection with the filing of the Form S-4, the Proxy Statement and any other SEC filings requiring such information, the Company shall prepare pro forma financial statements (as required by the SEC and Applicable Law) that comply with the rules and regulations of the SEC to the extent required for the Form S-4 and the Proxy Statement, including the requirements of Article 11 of Regulation S-X. Parent shall use its reasonable best efforts to cooperate with the Company with respect to the foregoing.

Section 8.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed by Parent and the Company. Except as set forth in, and in compliance with, Section 6.03(a), or in connection with any Proceeding brought by a party to this Agreement against any other party hereto regarding this Agreement, the Merger or the other Transactions, the Company shall not, without Parent’s prior written consent, issue any further press release, have any communication with the press (whether or not for attribution) or make any other public statement, or schedule any press conference or conference call with investors or analysts, with respect to this Agreement and the Transactions (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement and the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally), except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, the Company will provide a meaningful opportunity to Parent to review and comment upon such public statement or press release, and will accept any reasonable comments of Parent). Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, the Company may issue such additional publications or press releases and make such other customary announcements without consulting with Parent so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the Transactions beyond the scope of the disclosure included in and as materially consistent with, the press release or public statement with respect to which Parent had been consulted. No press release by the Company shall include the name of any direct or indirect equityholder of Parent without the prior written consent of Parent, except (a) in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, the Company will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Parent to review and comment upon such public statement or press release, and will accept any reasonable comments of Parent) or (b) after the issuance of any press release with respect to which such consent was obtained, the Company may issue additional press releases without any consent of Parent so long as such additional press releases are materially consistent with the press release with respect to which Parent had consented.

Section 8.04. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) or acquisitions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.05. Notices of Certain Events. Each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other party of any of the following: (a) any written notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any written notice or other written communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings or investigations commenced or threatened in writing or, to its Knowledge, threatened verbally against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions; (d) Knowledge of any inaccuracy of any representation or warranty made by such party in this Agreement, or any other fact, event or circumstance, that would reasonably be expected to cause any condition to the Closing to not be satisfied; and (e) Knowledge of any failure of such party to comply with or satisfy any covenant, condition or agreement that would reasonably be expected to cause any condition to the Closing not to be satisfied; provided that any good faith failure by a party to comply with this Section 8.05 shall not provide the other party the right not to effect, or the right to terminate, the Transactions, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.06. No Control of the Company’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

Section 8.07. Access to Information. (a) From the Original Agreement Date until the Effective Time, to the extent not prohibited by Applicable Law, each of Parent and the Company (and shall cause its Subsidiaries to), including (and, with respect to Parent’s obligation, only) with respect to integration planning and investor relations matters, (i) shall give the other party and its Representatives, upon reasonable notice, reasonable access during normal business hours to the Representatives, offices, personnel, properties, work papers (to the extent the other party has executed a customary release or access letter in a form reasonably satisfactory to the auditors of Parent or the Company, as applicable), books and records (including Tax Returns and Contracts) and other documents of it and its Subsidiaries, (ii) furnish to the other party and its Representatives such financial and operating data and other information as such Persons may reasonably request within a reasonable time of such request, including copies of such information and (iii) instruct its Representatives to reasonably cooperate with the other party in its investigation of itself and its Subsidiaries. Any investigation pursuant to this Section 8.07 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of either party or its Subsidiaries. Nothing in this Section 8.07 shall require (A) Parent or the Company to provide any access, or to disclose any information, to the extent providing such access or disclosing such information would (1) violate any Applicable Law, (2) waive the protection afforded by attorney-client privilege or (3) unreasonably interfere with Parent’s or the Company’s business operations; provided that the party not providing such access or disclosure shall give notice to the other party of the fact that it is withholding such information or documents and thereafter shall reasonably cooperate with the other party to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate the foregoing clauses (1) through (3) or (B) Parent to provide any access, or to disclose any information, other than to the extent reasonably related to the Asset Management Business. Parent or the Company may designate competitively sensitive material as “outside counsel only material” or with similar restrictions, which materials shall be given only to the outside legal counsel of the receiving party. Notwithstanding anything to the contrary, neither party nor their respective Representatives shall be provided access to any offices or properties of the other party to conduct any invasive or intrusive sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media.

(b) All information exchanged pursuant to Section 8.07 shall be subject to the Confidentiality Agreement by and among the Company and Parent, dated as of February 10, 2025, as such agreement may be amended from time to time (the “Confidentiality Agreement”). Notwithstanding anything to the contrary set forth in this Agreement or in the Confidentiality Agreement, Parent and its Representatives may disclose information of the Company and its Affiliates to the Financing Sources and the Financing Source Related Parties without an obligation on the part of the Financing Sources or the Financing Source Related Parties to comply with the terms of the Confidentiality Agreement, subject to the execution of customary confidentiality undertakings by such Financing Sources (including with respect to their Financing Source Related Parties) that are directly enforceable by Parent.

Section 8.08. Transaction Litigation. Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against itself or any of its directors relating to this Agreement or the Transactions; provided that, until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company will promptly provide Parent with any pleadings and correspondence received by the Company relating to any such litigation or Proceeding and will keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any such litigation or other Proceeding. The Company will cooperate with and give Parent the opportunity to consult and participate with respect to the defense or settlement of any such litigation or Proceeding. Other than Proceedings solely between or among the parties hereto, the Company agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Parent.

Section 8.09. Nasdaq Listing; Name and Ticker. (a) The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law (including the rules and policies of Nasdaq and the SEC) to enable the listing of the Company on Nasdaq under a new listing application prior to the Effective Time, subject to official notice of issuance, of (i) the Company Consideration Stock being issued in the Merger and (ii) the Company Common Stock held by the stockholders of the Company immediately prior to the Closing Date. Parent shall use its reasonable best efforts to cooperate with the Company with respect to the foregoing.

(b) Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law (including the rules and policies of Nasdaq and the SEC) such that, effective as of the Effective Time or as promptly as reasonably practicable thereafter, the Company’s ticker symbol will be a new ticker symbol chosen by Parent.

Section 8.10. State Takeover Statutes. The Company shall (a) take all actions legally permissible and necessary so that no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other takeover laws, statutes, regulations or provisions enacted under U.S. state or federal laws (including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive) are or become applicable to this Agreement, the Merger or any of the Transactions contemplated hereby or by the Transaction Agreements, and (b) if any such takeover laws, statutes, regulations or provisions are or become applicable to this Agreement, the Merger or any of the other Transactions contemplated hereby or by the Transaction Agreements, cooperate and grant such approvals and take such actions as are legally permissible and reasonably necessary so that this Agreement, the Merger or any of the other Transactions contemplated hereby and by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated hereby and by the Transaction Agreements and otherwise act to eliminate or minimize the effects of such laws, statutes, regulations or provisions on the Transactions and by the Transaction Agreements, including the Merger.

Section 8.11. Transaction Agreements. At Parent’s election, Parent shall prepare, and, effective as of the Effective Time, the Company shall enter into (a) the Stockholders Agreement, in accordance with the terms and conditions set forth on the term sheet (the “Stockholders Agreement Term Sheet”) attached hereto as Exhibit C and (b) the Registration Rights Agreement, in accordance with the terms and conditions set forth on the Stockholders Agreement Term Sheet, in each case, with such amendments and modifications as Parent may from time to time determine are necessary or advisable, so long as no such amendment or modification would, individually or in the aggregate, have a material adverse effect on the Company.

ARTICLE 9

Tax Matters

Section 9.01. Intended Tax Treatment.

(a) Each of the Parties shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to cause the Intended Tax Treatment to be satisfied and to enable Parent to obtain the Tax Opinions. Neither Party shall take or fail to take, or permit any of their respective Subsidiaries to take or fail to take, any action which action or failure to act would reasonably be expected to prevent the Intended Tax Treatment from being satisfied. Unless required by Law, neither Party shall file any Tax Return or take any position inconsistent with the foregoing treatment.

(b) Parent shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain a written tax opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, to the effect that (i) the transfer of the Parent Stock to the Company in exchange for the Company Consideration Stock as a result of the Merger will constitute a Section 351 Transaction (the “Section 351 Tax Opinion”) and (ii) the Merger, taken together with any transfers of property to the Company as part of the PIPE Financing, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Tax Opinion” and, together with the Section 351 Tax Opinion, the “Tax Opinions”).

(c) The Company shall use its reasonable best efforts to deliver to Parent Tax Counsel a tax representation letter dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Parent Tax Counsel a tax representation letter dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent (collectively, the “Tax Representation Letters”), in each case as reasonably necessary and appropriate to enable Parent Tax Counsel to render the Tax Opinions.

Section 9.02. Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the Transactions (“Transfer Taxes”), including by, upon written request, using reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed (including with respect to the Transactions). If the Merger is consummated, the Surviving Company shall pay, or cause to be paid, any and all Transfer Taxes imposed on Parent, the Company or the Surviving Company in connection with the Merger.

Section 9.03. Tax Certificates.

(a) Parent shall deliver to the Company, on or before the Closing Date, a completed IRS Form W-9 establishing that Parent is a United States Person within the meaning of Section 7701(a)(30) of the Code.

(b) Parent shall deliver to Company, on or before the Closing Date, (i) a certification for the Company, signed by a responsible corporate officer of the Parent under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Parent is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) a draft notice to the IRS, signed by a responsible corporate officer of the Parent to be mailed by the Company following the Closing, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2); provided that the sole remedy for any failure to provide such certificate or notice pursuant to this Section 9.03(b) shall be to withhold Taxes from the consideration otherwise payable under this Agreement as required to be withheld under Applicable Law.

ARTICLE 10

Conditions to the Merger

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and Parent to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver in writing of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the NRS;

(b) each of the High Vote Stock Conversion and the Organizational Documents Amendments (including the Redesignation) shall have been effectuated, and evidence of the filing, acceptance and effectiveness of the Company A&R Articles of Incorporation shall have been received from the Nevada Secretary of State;

(c) the Parent Stockholder Approval shall have been obtained in accordance with Applicable Law;

(d) the Form S-4 shall have been declared effective by the SEC under the 1933 Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no Proceedings for such purpose shall have been initiated or threatened by the SEC; and

(e) no Applicable Law shall have been adopted or promulgated or be in effect, and no restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by any court of competent jurisdiction or other Governmental Authority, prohibiting, rendering illegal or permanently enjoining the consummation of the Transactions shall be in effect (or, solely in connection with Parent’s obligation to consummate the Merger, imposing a Burdensome Condition).

Section 10.02. Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representation and warranty of Parent contained in Section 5.09 shall be true in all respects at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of Parent contained in Section 5.04(a) and Section 5.20 shall be true (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time; provided that for purposes of this parenthetical, clauses (a) and (c) of the first paragraph of Article 5 shall be disregarded), and (iii) the other representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time; provided that for purposes of this parenthetical, clauses (a) and (c) of the first paragraph of Article 5 shall be disregarded), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) since the Original Agreement Date, there shall not have occurred a Parent Material Adverse Effect; and

(d) the Company shall have received a certificate signed by an executive officer of the Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.

Section 10.03. Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) the Company and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time (except for the covenants set forth in Section 6.01, which shall have been complied with in all respects other than de minimis deviations);

(b) (i) the representations and warranties of the Company and Merger Sub contained in Section 4.05, Section 4.06 and Section 4.10(a) shall be true in all respects at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of the Company and Merger Sub contained in Section 4.01, Section 4.02, Section 4.03, Section 4.22, Section 4.23, Section 4.24 and Section 4.25 shall be true in all respects other than de minimis inaccuracies at and as of the Effective Time as if made at and as of such time, (iii) the representations and warranties of the Company and Merger Sub contained in Section 4.04(a) shall be true (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time; provided that for purposes of this parenthetical, clauses (a) and (c) of the first paragraph of Article 4 shall be disregarded), and (iv) the other representations and warranties of the Company and Merger Sub contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time; provided that for purposes of this parenthetical, clauses (a) and (c) of the first paragraph of Article 4 shall be disregarded), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) since the Original Agreement Date, there shall not have occurred a Company Material Adverse Effect;

(d) Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied;

(e) the transactions contemplated by Section 2.01 shall have been consummated;

(f) no share of Company Capital Stock, or any holder thereof, shall be entitled to assert dissenter’s or appraisal rights pursuant to the Dissenter’s Rights Statutes or otherwise;

(g) the Class A Common Stock (as will be defined in the Company A&R Articles of Incorporation) into which the Class B Common Stock (as defined in the Company’s Organizational Documents in effect on the Original Agreement Date) is redesignated pursuant to and in accordance with this Agreement and the Company A&R Articles of Incorporation, and such other shares of Company Common Stock to be reserved for issuance in connection with the Merger, shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

(h) Parent shall have received the Section 351 Tax Opinion.

ARTICLE 11

Termination

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided in Section 11.01(c)(ii) and Section 11.01(d)(i), notwithstanding any approval of this Agreement by the stockholders of the Company, and except as provided in Section 11.01(c)(i) and Section 11.01(d)(ii), notwithstanding any approval of this Agreement by the stockholders of Parent):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before February 6, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the primary cause of the failure of the Merger to be consummated by such time;

(ii) any Applicable Law shall have been adopted or promulgated or be in effect, or any restraining order, injunction or other order, judgment, decision, opinion or decree issued by any court of competent jurisdiction or other Governmental Authority shall be in effect prohibiting, rendering illegal or permanently enjoining the consummation of the Transactions, and, in the case of a restraining order, injunction or other order, judgment, decision, opinion or decree, such restraining order, injunction or other order, judgment, decision, opinion or decree shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose breach of any provision of the Transaction Agreements is the primary cause of such Applicable Law, injunction or other order;

(iii) at the Company Stockholders Meeting (including any postponement, adjournment or recess thereof), the Company Stockholder Approval shall not have been obtained; or

(iv) if, at the time the Company Stockholder Approval is obtained, the Parent Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) prior to the receipt of the Parent Stockholder Approval, the Parent Board authorizes Parent to, and Parent does substantially simultaneously with termination of this Agreement, enter into a definitive written agreement providing for a Parent Superior Proposal in accordance with Section 7.02; provided that concurrently with such termination, Parent pays to the Company (or its designee) the Termination Fee payable pursuant to Section 12.04;

(ii) prior to receipt of the Company Stockholder Approval, if a Company Adverse Recommendation Change shall have occurred or the Company shall have committed a Willful Breach of the provisions set forth in Section 6.03(a) of the Agreement; or

(iii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, or, if curable prior to the End Date, the Company and Merger Sub shall not have cured such breach within 30 calendar days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 11.01(c)(iii); provided that, at the time at which Parent would otherwise exercise such termination right, Parent shall not be in breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be capable of being satisfied;

(d) by the Company, if:

(i) prior to the receipt of the Company Stockholder Approval, the Company Board authorizes the Company to, and the Company does substantially simultaneously with termination of this Agreement, enter into a definitive written agreement providing for a Company Superior Proposal in accordance with Section 6.03; provided that concurrently with such termination, the Company pays to Parent (or its designee) the Termination Fee payable pursuant to Section 12.04;

(ii) prior to receipt of the Parent Stockholder Approval, if a Parent Adverse Recommendation Change shall have occurred or Parent shall have committed a Willful Breach of the provisions set forth in Section 7.02 of the Agreement; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, or, if curable prior to the End Date, Parent shall not have cured such breach within 30 calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 11.01(d)(iii); provided that at the time at which the Company would otherwise exercise such termination right, none of the Company or Merger Sub shall be in breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.03 not to be capable of being satisfied.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other parties.

Section 11.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party), subject to Section 12.04; provided that nothing herein shall relieve any party of any liability for damages resulting from the Willful Breach by any party, such party shall be liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure. The provisions of this Section 11.02, Section 6.12, Section 8.03, Section 8.07(b) and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

ARTICLE 12

Miscellaneous

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail transmission, so long as no “bounce back” message is received) and shall be given,

If, prior to the Closing, to the Company:

Asset Entities Inc.

100 Crescent Ct

7th Floor

Dallas, TX 75201

Attention:	Arshia Sarkhani
E-mail:	arshia@assetentities.com

with copies, which shall not constitute notice, to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attention:	Louis A. Bevilacqua, Esq.
E-mail:	lou@bevilacquapllc.com

if to Parent or, after the Closing, to the Surviving Company or the Company to:

Strive Enterprises, Inc.

100 Crescent Court

Suite 1100

Dallas, TX 75201

Attention:	Logan Beirne
E-mail:	Logan.Beirne@strive.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Brian Wolfe
Evan Rosen
E-mail:	brian.wolfe@davispolk.com
evan.rosen@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York time on a business day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02. No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Effective Time.

Section 12.03. Amendments and Waivers; Remedies. (a) Subject to Section 12.13, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the NRS without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses. (a) General. Except as otherwise provided herein and subject to Section 8.01(a), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding anything to the contrary in this Agreement, this Section 12.04 shall survive the termination of this Agreement.

(b) Termination Fees and Expenses. (i) If this Agreement is terminated by the Company pursuant to Section 11.01(d)(i) (Company Superior Proposal) to enter into a written definitive agreement with a Third Party or by Parent pursuant to Section 11.01(c)(ii) (Company Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $10,000,000 (in each case, such fee, the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is terminated by the Company or Parent pursuant to Section 11.01(b)(i) (End Date), and at such time the conditions set forth in Section 10.01 (other than Section 10.01(a) and Section 10.01(b)) have been satisfied, or Section 11.01(b)(iii) (Company No Vote), or by Parent pursuant to Section 11.01(c)(iii) (Company Breach), and (B) after the Original Agreement Date and prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(c)(iii) (Company Breach)) or the date of the Company Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iii) (Company No Vote)), a Company Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company Board after the Original Agreement Date, and (C) within 12 months after the date of such termination, the Company enters into a definitive agreement with any Third Party with respect to any Company Acquisition Proposal or a Company Acquisition Proposal is consummated (provided that for purposes of this Section 12.04(b)(ii), each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “more than 50%”), then the Company shall pay or cause to be paid to Parent in immediately available funds the Termination Fee on the earlier of (x) the date on which a definitive agreement with respect to a Company Acquisition Proposal was executed by the Company and (y) concurrently with the consummation of such Company Acquisition Proposal.

(c) (i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) (Parent Superior Proposal) to enter into a written definitive agreement with a Third Party or the Company pursuant to Section 11.01(d)(ii) (Parent Adverse Recommendation Change), then Parent shall pay or cause to be paid to the Company in immediately available funds Termination Fee, in the case of a termination by the Company, within two Business Days after such termination and, in the case of a termination by Parent, immediately before and as a condition to such termination.

(ii) If, prior to receipt of the Parent Stockholder Approval, (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i) (End Date), and at such time the conditions set forth in Section 10.01 (other than Section 10.01(c)) have been satisfied, or Section 11.01(b)(iv) (Parent No Vote), or by the Company pursuant to Section 11.01(d)(iii) (Parent Breach), and (B) after the Original Agreement Date and prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(d)(iii) (Parent Breach)) or the date of the Company Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iv) (Parent No Vote)), a Parent Alternative Proposal shall have been publicly announced or otherwise been communicated to the Parent Board after the Original Agreement Date, and (C) within 12 months after the date of such termination, Parent enters into a definitive agreement with any Third Party with respect to any Parent Alternative Proposal or a Parent Alternative Proposal is consummated, then Parent shall pay or cause to be paid to the Company in immediately available funds the Termination Fee on the earlier of (x) the date on which a definitive agreement with respect to a Parent Alternative Proposal was executed by Parent and (y) concurrently with the consummation of such Parent Alternative Proposal.

(d) Notwithstanding anything herein to the contrary, the Company, Merger Sub and Parent agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable pursuant to Section 12.04(b) or Section 12.04(c), if such Termination Fee is paid in full, the receipt by Parent or the Company, as applicable, of the Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and any of its equityholders and any of their respective Affiliates or Representatives (collectively, the “Parent Related Parties”) or the Company and Merger Sub, any of their respective equityholders and any of their respective Affiliates or Representatives (the “Company Related Parties”), as applicable, in connection with this Agreement or the transactions contemplated hereby, and the Parent Related Parties or the Company Related Parties, as applicable, shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and no Parent Related Party or Company Related party, as applicable, shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its directors, officers, employees, stockholders or Affiliates or their respective Representatives or Parent or any of its directors, officers, employees, stockholders or Affiliates or their respective Representatives, as applicable, in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement; provided that, under circumstances where the Termination Fee is payable, the Termination Fee shall not be Parent’s or the Company’s, as applicable, exclusive remedy in the event of a Willful Breach by the Company or Parent, as applicable. While Parent or the Company may pursue both a grant of specific performance in accordance with Section 12.12 and the payment of the Termination Fee, under no circumstance shall Parent or the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and payment of the Termination Fee. Each party acknowledges and agrees that in no event shall the Parent or the Company be required to pay the Termination Fee on more than one occasion. Each party acknowledges that the agreements contained in this Section 12.04 are an integral part of the Transactions and that, without these agreements, the other parties would not enter into this Agreement.

Section 12.05. Disclosure Schedules. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company and Merger Sub or Parent, as applicable, that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company and Merger Sub or Parent, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule and Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule and Parent Disclosure Schedule is being provided solely for the purpose of making disclosures pursuant to this Agreement to the parties hereto. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 12.06. Binding Effect; Benefit; Assignment; Governing Law. (a) Subject to Section 12.06(b) and Section 12.13, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement (including Section 6.09) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) as expressly provided in Section 6.12 (which shall be to the benefit of the parties referred to in such Section), (ii) following the valid termination of this Agreement pursuant to Article 11, as expressly provided in Section 11.02 and (iii) the right of the Company on behalf of its stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 12.12 or, if specific performance is not sought or granted as a remedy, damages in the event of Parent’s, the Company’s or Merger Sub’s breach of this Agreement, it being agreed that in no event shall any Company stockholder be entitled to enforce any of their rights, or any of Parent’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such stockholders.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment, delegation or other transfer without such consent shall be void.

(c) Subject to Section 12.13 and any provision of the laws of the State of Ohio that mandatorily apply to the consummation of the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction. Subject to Section 12.13, the parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process of such party.

Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY PROCEEDING AGAINST ANY FINANCING SOURCE OR ANY FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE FINANCING).

Section 12.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Entire Agreement. The Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without the necessity of proving that irreparable harm would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties further agree that (x) by seeking the remedies provided for in this Section 12.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 11.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.12 are not available or otherwise are not granted and (y) nothing contained in this Section 12.12 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 12.12 before exercising any termination right under Article 11 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 12.12 or anything contained in this Section 12.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 11 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 12.13. Concerning the Financing Sources Related Parties. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, each of the parties hereto hereby:

(a) agrees that any Proceeding, whether in law or in equity, whether in contract, in tort or otherwise, involving any Financing Sources Related Party in any way arising out of or relating to this Agreement, any Transaction Agreement, any Financing Document, the Financing or any of the Transactions or the performance of any services hereunder or thereunder (any such Proceeding, a “Financing Related Proceeding”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Proceeding, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Proceeding, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) any Financing Related Proceeding in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Proceeding is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;

(b) agrees that any Financing Related Proceeding shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the applicable Financing Document;

(c) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Proceeding in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(d) expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Proceeding;

(e) agrees that none of the Financing Sources Related Parties will have any obligation or liability, on any theory of liability, to any Company Related Party, and no Company Related Party shall have any rights or claims against any of the Financing Sources Related Parties, in each case, in any way arising out of or relating to this Agreement, any Transaction Agreement, any Financing Document, the Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise; provided that, for the avoidance of doubt, nothing in this Section 12.13 shall modify any rights or remedies of Parent under the terms of the Financing Documents;

(f) agrees that, notwithstanding anything to the contrary in Section 12.06(a) or elsewhere in this Agreement or any other Transaction Agreement, the Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 12.13; and

(g) agrees that the provisions in this Section 12.13 (and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 12.13) shall not be amended, waived or otherwise modified, in each case, in any way adverse to any Financing Sources Related Party without the prior written consent of such Financing Sources Related Party (and any such amendment, waiver or other modification without such prior written consent shall be null and void). For the avoidance of doubt, the provisions of this Section 12.13 shall apply only to lenders or other Financing Sources or Financing Sources Related Parties with respect to debt financing, and not to any investor in, subscriber for, or purchaser of, any equity financing, in each case, in their capacities as such.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ASSET ENTITIES INC.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

ALPHA MERGER SUB, INC.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

[Signature page to Amended and Restated Merger Agreement]

STRIVE ENTERPRISES, INC.

By:	/s/ Matt Cole
Name:	Matt Cole
Title:	Chief Executive Officer and President

[Signature page to Amended and Restated Merger Agreement]

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